Exhibit 10.2

MEMBERSHIP INTERESTS PURCHASE AGREEMENT
By and Between
GOLDENDALE ENERGY CENTER, LLC,
AS SELLER
And
PUGET SOUND ENERGY, INC.,
AS BUYER
Dated as of November 3, 2006

i

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Sale Order
Exhibit C	Form of Bidding Procedures Order
Exhibit D	Form of Transfer and Contribution Agreement
Exhibit E	Form of Special Warranty Deed
DISCLOSURE SCHEDULES

Schedule 1.1(a)	Owned Real Property
Schedule 1.1(c)	Equipment
Schedule 1.1(d)	Customer Contracts
Schedule 1.1(e)	Supplier Contracts
Schedule 1.1(f)	Other Contracts
Schedule 1.1(i)	Permits
Schedule 1.1(l)	Software Licenses
Schedule 1.2(m)	Calpine Marks
Schedule 1.2(q)	Excluded Assets
Schedule 1.4	Excluded Liabilities
Schedule 4.4	Seller’s Required Consents
Schedule 4.5	Compliance with Law
Schedule 4.6	Litigation
Schedule 4.7	Material Contracts and Related Exceptions
Schedule 4.8	Material Permits and Related Exceptions
Schedule 4.9	Environmental Matters
Schedule 4.10	Employee Benefit Plans; Business Employees
Schedule 4.15	Condition of Acquired Assets
Schedule 5.4	Buyer’s Required Consents
Schedule 7.5(a)	Credit Support Obligations
Schedule 11.5	Real Property Allocation Schedule for REET
Schedule 15.1	Permitted Liens

MEMBERSHIP INTERESTS PURCHASE AGREEMENT
     THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”), dated as of November 3, 2006 (“Execution Date”), is made by and between Goldendale Energy Center, LLC (the “Seller”), a Delaware limited liability company, and Puget Sound Energy, Inc., a Washington corporation (the “Buyer”) (each a “Party” and together the “Parties”). Capitalized terms used in this Agreement are defined or cross-referenced in Article 15.
BACKGROUND INFORMATION
     WHEREAS, Seller is an indirect wholly owned subsidiary of Calpine Corporation (“Calpine”), a Delaware corporation;
     WHEREAS, on December 20, 2005, Calpine and its debtor Affiliates, including Seller, filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court;
     WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Interests, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363, and 365 of the Bankruptcy Code;
     WHEREAS, it is intended that the acquisition of the Purchased Interests would be accomplished through the sale, transfer and assignment of the Purchased Interests by Seller to Buyer;
     WHEREAS, Buyer also desires to assume, and Seller desires to assign and transfer to Buyer, the Assumed Liabilities;
     NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF THE PURCHASED INTERESTS
     1.1 Transfer of Purchased Interests. At the Closing, and upon the terms and conditions herein set forth, Seller shall sell to Buyer, and Buyer shall acquire from Seller, all of Seller’s right, title and interest in, to and under one hundred percent (100%) of the membership interests (the “Purchased Interests”) in a single member Delaware limited liability company (“New LLC”), free and clear of Liens, claims and other interests (except for Permitted Liens and Assumed Liabilities) pursuant to sections 105, 363 and 365 of the Bankruptcy Code, after Seller has, immediately prior to the Closing, organized New LLC and contributed, conveyed, assigned and transferred to New LLC pursuant to the terms of a transfer and contribution agreement (the “Transfer and Contribution Agreement”) in the form attached hereto as Exhibit D, all of Seller’s right, title and interest in, to and under the Acquired Assets free and clear of Liens, claims and other interests (except for Permitted Liens and Assumed Liabilities) pursuant to sections 105, 363 and 365 of the Bankruptcy Code. “Acquired Assets” shall mean solely the following property, but shall exclude the Excluded Assets:
     (a) all real property owned or to be owned (as contemplated by Section 6.10) by Seller and listed on Schedule 1.1(a) of the disclosure schedules accompanying this Agreement (the “Disclosure Schedules”), together with all improvements, structures and fixtures thereon (the “Owned Real Property”);
     (b) all of Seller’s rights (including the Additional Real Property Entitlements to be transferred to Seller as contemplated by Section 6.10) under the easements, rights of way, real property licenses, and other real property entitlements related to its Owned Real Property (the “Entitled Real Property” and, together with the Owned Real Property, the “Real Property”);
     (c) all of (i) Seller’s owned equipment, spare parts, machinery, furniture, fixtures, and other personal property that is either (A) used exclusively or substantially on an exclusive basis in the Business and not listed on Schedule 1.2(q), (B) located on, or in transit to, the Real Property or (C) listed on Schedule 1.1(c) (the “Equipment”); and (ii) any rights of Seller to the warranties and licenses received from manufacturers and sellers of the Equipment or otherwise relating to the Power Plant;
     (d) all of Seller’s rights under sales orders, service agreements, customer contracts or other similar Contracts entered into by Seller with the customers that are listed on Schedule 1.1(d) of the Disclosure Schedules or (ii) pursuant to Contracts otherwise listed on Schedule 1.1(d) of the Disclosure Schedules (“Customer Contracts”);
     (e) all of Seller’s rights under outstanding purchase orders, service agreements, transmission agreements, leases of personal property or other similar Contracts to the extent pertaining to the Business (“Supplier Contracts”), including those entered into by Seller with any supplier that are listed on Schedule 1.1(e) of the Disclosure Schedules;
     (f) all of Seller’s rights under the Contracts that are listed on Schedule 1.1(f) of the Disclosure Schedules, including the Additional Real Property Farming Lease to be transferred by Calpine to Seller as contemplated by Section 6.10 (the “Other Contracts” and, together with the Customer Contracts, the Supplier Contracts and any licenses transferred pursuant to Section 1.1(l) below, the “Assigned Contracts”);
     (g) all inventories of fuel, chemical and gas inventories, supplies and materials located at or in transit to the Real Property and owned by Seller on the Closing Date (the “Inventory”).
     (h) any rights of Seller to the warranties received from third parties with respect to any Acquired Assets, including Equipment, Intangible Property and Inventory;
     (i) to the extent transferable under applicable Law, all rights of Seller under the permits, authorizations, approvals, registrations, Emission Allowances and licenses (and pending applications for the foregoing) issued by any Government and related to the

Business or the Power Plant (collectively, the “Permits”), including those listed on Schedule 1.1(i) of the Disclosure Schedules;
     (j) copies of all Business Records;
     (k) all of Seller’s right, title and interest in and to the Power Plant;
     (l) any computer software or systems, inventions, proprietary processes, patents and patent rights, copyrights and copyright rights, trade secrets, know-how, source and object codes and all other intellectual property and intellectual property rights owned or licensed by Seller and used exclusively or substantially on an exclusive basis in the Business, including (A) computer data relating to the operation and maintenance of the Power Plant, (B) rights to, and goodwill represented by, the names “Goldendale Energy Center,” “Goldendale Power” and “Goldendale Power Project” and (C) subject to Section 6.11, all of the software listed on Schedule 1.1(l) (collectively, the “Intangible Property”); provided, that nothing in this Section 1.1(l) will give Buyer any rights to any name that includes a Calpine Mark; and
     (m) except as set forth in Section 1.2(g) below, all rights to Claims, refunds or adjustments, and all rights to insurance proceeds or other insurance recoveries, of Seller or any Affiliate of Seller with respect to the Acquired Assets, to the extent relating to the Assumed Liabilities.
     1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased Interests (and thereby the Acquired Assets) are the only properties and assets transferred to Buyer under this Agreement. Without limiting the generality of the foregoing, the Acquired Assets do not include (i) any right, title or interest of any Person other than Seller in any property or asset (except for the Additional Real Property and the Additional Real Property Farming Lease to be transferred by Calpine to Seller as contemplated by Section 6.10) and (ii) the properties and assets of Seller listed or described in this Section 1.2 as follows (all properties and assets not being acquired by Buyer are herein referred to as the “Excluded Assets”):
     (a) all of Seller’s cash and cash equivalents, marketable securities, prepaid expenses, advance payments, surety accounts, deposits and other similar prepaid items (including for the purchase of natural gas), checks in transit and undeposited checks;
     (b) all of Seller’s accounts and notes receivable as of 11:59 p.m. on the Closing Date (the “Accounts Receivable”);
     (c) assets, property and other rights held or owned by Calpine and its Affiliates not used exclusively or substantially on an exclusive basis by Seller in the operation of the Business, except to the extent included in the Acquired Assets pursuant to Section 1.1 above;
     (d) forecasts, financial information or financial statements and proprietary manuals (except rights to use manuals specific to and necessary for the operation of the Business) prepared by or used by Seller or its Affiliates to the extent not relating exclusively to the Business;

     (e) all of Seller’s rights under Contracts that are not Assigned Contracts, including the Intracompany Service Contracts;
     (f) all assets to be retained by Seller pursuant to Article 9;
     (g) all rights to (I) Claims, refunds or adjustments with respect to the Excluded Assets relating to any proceeding before any Government and (II) insurance proceeds or other insurance recoveries (A) that relate to, or are reimbursement for, Seller’s or Seller’s Affiliate’s expenditures made prior to the Closing Date for which insurance proceeds are available or due to Seller or Seller’s Affiliates or (B) to the extent relating to Excluded Assets or Excluded Liabilities;
     (h) any asset of Seller that would constitute an Acquired Asset (if owned by Seller on the Closing Date) that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date as permitted by the terms of this Agreement;
     (i) all losses, loss carry forwards and rights to receive refunds, credits and loss carry forwards with respect to any and all Taxes of Seller incurred or accrued on or prior to the Closing Date, including interest receivable with respect thereto;
     (j) any and all rights, demands, claims, credits, allowances, rebates, causes of action, known or unknown, pending or threatened (including all causes of action arising under sections 510, 544 through 551 and 553 of the Bankruptcy Code or under similar state Laws including fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off (collectively, “Claims”), of Seller or any Affiliate of Seller arising out of or relating to events prior to the Closing Date (except to the extent relating to the Assumed Liabilities) or arising out of or relating in any way to the Chapter 11 Case or any of the transactions contemplated thereby or entered into as a consequence thereof, including any claims (as defined in section 101(5) of the Bankruptcy Code) filed, scheduled or otherwise arising in the Chapter 11 Case;
     (k) except for the Purchased Interests, all shares of capital stock, partnership interests or other equity interests of Seller and all Affiliates of Seller;
     (l) all rights of Seller arising under this Agreement and under any other agreement between Seller and Buyer entered into in connection with this Agreement;
     (m) all rights to or goodwill represented by or pertaining to all names, marks, trade names, trademarks and service marks incorporating the name Calpine or any other name set forth on Schedule 1.2(m) (the “Calpine Marks”) and any brand names or derivatives thereof no matter how used, whether as a corporate name, domain name or otherwise and including the corporate design logo associated with any Calpine Mark or variant of any Calpine Mark other than the Goldendale Energy Center, Goldendale Power or Goldendale Power Project;
     (n) all Retained Books and Records;

     (o) all of Seller’s rights to recovery of collateral given to obtain letters of credit and rights to recover amounts drawn or paid on letters of credit;
     (p) all accounts receivable and other amounts due to Seller from any Affiliate of Seller and all rights and Claims of Seller against any Affiliate of Seller, including all Claims of Seller against Calpine; and
     (q) any assets set forth on Schedule 1.2(q) of the Disclosure Schedules; and
     1.3 Assumption of Liabilities.
     (a) Effective immediately prior to the Closing, New LLC shall assume, and New LLC shall thereafter pay, perform and discharge when due, the following liabilities and obligations of Seller, and no others (collectively, the “Assumed Liabilities”):
     (i) all liabilities and obligations of Seller under the Assigned Contracts arising after Closing;
     (ii) all liabilities and obligations of Seller under the Permits;
     (iii) to the extent provided in Article 11, all liabilities and obligations for real and personal property Taxes and assessments that are not yet due and payable and all liabilities and obligations for any Taxes relating to the Acquired Assets for periods after the Closing Date;
     (iv) all liabilities and obligations of Seller arising under any Environmental Law, to the extent, and only to the extent, relating to the ownership or operation of the Acquired Assets prior to the Closing; and
     (v) all liabilities and obligations relating to or arising from the operation of the Business or the ownership of the Purchased Interests and the Acquired Assets after the Closing Date.
     (b) At the Closing, as a result of the purchase by Buyer of the Purchased Interests, Buyer shall assume, and Buyer shall thereafter pay, perform and discharge, or cause to be paid, performed and discharged, when due, the Assumed Liabilities.
     1.4 Excluded Liabilities. Seller shall retain all liabilities and obligations not expressly identified herein as Assumed Liabilities (the “Excluded Liabilities”), including the following liabilities and obligations: (i) except as specifically provided in Section 1.3 above, all liabilities and obligations relating to the operation of the Business or the ownership of the Purchased Interests and the Acquired Assets and arising on or prior to the Closing Date, including all liabilities and obligations with respect to accounts payable arising in connection with the Business or the Acquired Assets on or prior to the Closing Date (which shall include, for the avoidance of doubt, invoiced accounts payable and accrued expenses for which an invoice has not yet been rendered) (the “Accounts Payable”); (ii) liabilities and obligations related to the Excluded Assets; (iii) any liability or obligation for Taxes relating to the transactions contemplated by this Agreement, including (A) Transaction Taxes (except to the extent Buyer is responsible to reimburse Seller for fifty percent (50%) of the REET imposed as a result of the transactions contemplated by this Agreement pursuant to Section 11.1 below) and (B) Taxes of a Related Person imposed on Seller; (iv) all liabilities and obligations with respect to all Employee Benefit Plans of Seller or any of its ERISA Affiliates; (v) all liabilities and obligations under any employment agreement that is in effect with respect to any Business Employee; (vi) reimbursement liabilities and obligations in respect of credit support furnished by or on behalf of Seller or its Affiliates relating to the Acquired Assets, except to the extent Buyer is obligated to indemnify Seller for certain liabilities arising post-Closing in connection with the credit support obligations specified in Schedule 7.5, as contemplated by Section 7.5; and (vii) those liabilities and obligations listed on Schedule 1.4 of the Disclosure Schedules.
     1.5 Non-Assignment of Assigned Contracts. Anything contained herein to the contrary notwithstanding, (i) this Agreement shall not constitute an agreement to assign any Assigned Contract if, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a Consent, would constitute a breach thereof or in any way negatively affect the rights of Seller or Buyer, as the assignee of such Assigned Contract and (ii) no breach of this Agreement shall have occurred by virtue of such nonassignment. If, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, such Consent is required but not obtained, Seller shall, at Buyer’s sole cost and expense, cooperate with Buyer in any reasonable arrangement, including Buyer’s provision of credit support, designed to provide for Buyer the benefits and obligations of or under any such Assigned Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party; provided, that nothing in this Section 1.5 shall (x) require Seller to make any significant expenditure or incur any significant obligation on its own or on Buyer’s behalf or (y) prohibit Seller from ceasing operations or winding up its affairs following the Closing. Any assignment to Buyer of any Assigned Contract that shall, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, require the Consent of any third party for such assignment as aforesaid shall be made subject to such Consent being obtained. Any contract that would be an Assigned Contract but is not assigned in accordance with the terms of this Section 1.5 shall not be considered an “Assigned Contract” for purposes hereof unless and until such contract is assigned to Buyer following the Closing Date upon receipt of the requisite consents to assignment and Bankruptcy Court approval.
ARTICLE 2
CONSIDERATION
     2.1 Consideration. The aggregate consideration for the sale and transfer of the Purchased Interests shall be (a) One Hundred Million Dollars ($100,000,000) in cash (the “Purchase Price”), which price is payable and deliverable at the Closing in accordance with Section 3.3 and (b) the assumption by Buyer of the Assumed Liabilities.
     2.2 Deposits. On the date hereof, Buyer and Calpine have executed and delivered the Purchase Notice and no later than one (1) Business Day after the date hereof Buyer shall deposit with the Escrow Agent Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (the “Initial Deposit”). No later than five (5) Business Days following the Bankruptcy Court’s entry of the Sale Order or, if a qualifying bid (including a deposit) has been received in accordance with the Bidding Procedures, no later than the Business Day prior to the Auction, Buyer shall deposit with the Escrow Agent an additional Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (the "Additional Deposit,” and together with the Initial Deposit, and interest thereon, the “Deposits”). The Deposits shall be held and disbursed pursuant to the terms of the Master Escrow Agreement, the Purchase Notice and this Agreement.
ARTICLE 3
CLOSING AND DELIVERIES
     3.1 Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York at 9:00 a.m. on the third Business Day following the satisfaction or waiver by the appropriate Party of all the conditions contained in Article 12 hereof, or on such other date or at such other place and time as may be agreed to by the Parties hereto (the “Closing Date”). The Parties currently anticipate that certain of the deliverables described below, including documents to be recorded in the local real estate records and all funds to be disbursed at the Closing (other than the Deposits), would be delivered into escrow with the Title Company and that the Closing would occur through the use of joint closing instructions mutually acceptable to the Parties and issued to the Title Company in its capacity as the escrow agent for the Closing.
     3.2 Seller’s Deliveries. On the Closing Date, Seller shall deliver to Buyer the following items:
     (a) a certificate of an officer of Seller certifying that the closing conditions set forth in Sections 12.3(a) and 12.3(b) have been satisfied;
     (b) the Assignment Agreement, duly executed by Seller;
     (c) the Business Records (it being understood that any Business Records located at the Power Plant need not be physically delivered, but shall be deemed delivered upon the occurrence of the Closing);
     (d) documentation evidencing the contribution to New LLC of all of the Acquired Assets, including (A) the Transfer and Contribution Agreement in the form of Exhibit D and (B) the special warranty deed with respect to the Owned Real Property and Entitled Real Property in the form of Exhibit E, each duly executed by Seller in form and substance satisfactory to Buyer;
     (e) a certificate of a secretary, assistant secretary or other similar officer of Seller certifying as to (i) the resolutions of the board of directors and members of Seller approving and authorizing this Agreement, the Transfer and Contribution Agreement and the transactions contemplated by this Agreement and the Transfer and Contribution Agreement, (ii) the certificate of formation of Seller and (iii) the limited liability company agreement of Seller;
     (f) an affidavit of non-foreign status that complies with section 1445 of the Code;

     (g) the Title Commitment;
     (h) an executed IRS Form W-9;
     (i) copies of any REET affidavits required to be filed in accordance with RCW 82.45; and
     (j) all such other documents, certificates and instruments customarily delivered upon consummation of transactions contemplated by this Agreement as may reasonably be requested by Buyer.
     3.3 Buyer’s Deliveries. On the Closing Date, in payment for the Purchased Interests:
     (a) the Escrow Agent shall pay to Seller the Deposits in accordance with the terms of the Master Escrow Agreement and the Purchase Notice, by wire transfer of immediately available funds to the bank account designated by Seller therein (the “Seller’s Account”);
     (b) Buyer shall pay to Seller the Purchase Price, reduced by the amount of the Deposits paid pursuant to Section 3.3(a), any adjustment contemplated by Section 6.8 and any amounts retained in accordance with Section 11.1, by wire transfer of immediately available funds to Seller’s Account;
     (c) Buyer shall execute and deliver to Seller an instrument of assumption of liabilities with respect to the Assumed Liabilities substantially in the form of the Assignment Agreement attached as Exhibit A hereto;
     (d) Buyer shall deliver a certificate of an officer of Buyer certifying that the closing conditions set forth in Sections 12.2(a) and 12.2(b) have been satisfied;
     (e) Buyer shall deliver a certificate, in form and substance reasonably satisfactory to Seller, of a secretary, assistant secretary or other similar officer of Buyer certifying as to (i) the resolutions of the board of directors of Buyer approving and authorizing this Agreement and the transactions contemplated by this Agreement, (ii) the certificate of incorporation of Buyer and (iii) the bylaws of Buyer;
     (f) copies of any REET affidavits required to filed in accordance with RCW 82.45; and
     (g) Buyer shall deliver all such other documents, certificates and instruments customarily delivered upon consummation of transactions contemplated by this Agreement as may reasonably be requested by Seller.
     3.4 Proration. The Parties agree that all of the items normally prorated in a transaction of the type contemplated by this Agreement, including the following items listed below relating to the Business and the ownership of the Purchased Interests and the Acquired Assets, shall be prorated as of the Closing, with Seller liable to the extent such items relate to any period or portion thereof ending on or prior to the Closing, and Buyer liable to the extent such items relate to periods after the Closing Date: (i) rent, and other items payable by or to Seller or Buyer under any Assigned Contract, (ii) any Permit or other fees, (iii) sewer rents and charges for water, telephone, electricity and other utilities, and (iv) Taxes (other than Transaction Taxes), which shall be prorated in accordance with Section 11.2. The amount of all such prorations that must be paid in order to convey the Purchased Interests and the Acquired Assets to Buyer free and clear of all Liens other than Permitted Liens shall be calculated and paid on the Closing Date; all other prorations shall be calculated by the Party having the applicable payment obligation (or as otherwise contemplated by this Agreement) and paid by the Parties as soon as practicable thereafter.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer as follows, except in all cases as disclosed in the Disclosure Schedules, as the same may be amended or modified in accordance with Section 14.5 hereof:
     4.1 Organization.
     (a) Seller is duly organized and validly existing under the Laws of the jurisdiction of its organization. Subject to any necessary authority from the Bankruptcy Court, Seller has all requisite limited liability company power and authority to own its properties and assets and to conduct its business as now conducted.
     (b) New LLC shall be formed immediately prior to the Closing, and as of the Closing, New LLC will (i) be duly organized and validly existing under the Laws of the State of Delaware and (ii) have all requisite limited liability company power and authority to own its properties and assets and to conduct its business as then conducted.
     4.2 Authorization and Validity. Subject to the Bankruptcy Court’s entry of the Sale Order and the receipt of the Consents set forth on Schedule 4.4 of the Disclosure Schedules, Seller has all requisite limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder. Subject to the entry of the Sale Order, the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all necessary limited liability company action by the board of directors and members of Seller, and no other proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Seller and, subject to the Bankruptcy Court’s entry of the Sale Order, constitutes its valid and binding obligation, enforceable against it in accordance with the terms herein.
     4.3 No Conflict or Violation. Subject to (a) the receipt of all Consents set forth on Schedule 4.4 of the Disclosure Schedules, (b) the Bankruptcy Court’s entry of the Sale Order and (c) the receipt of the Antitrust Approvals, the execution, delivery and performance by Seller of this Agreement does not and will not (i) violate or conflict with any provision of the certificate of formation and limited liability company agreement (or equivalent organizational documents) (collectively, the “Organizational Documents”) of Seller, (ii) violate any provision of law, regulation, rule or other legal requirement of any Government (“Law”) or any order, judgment or decree of any court or Government (“Order”) applicable to Seller, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Assigned Contract, which violation, conflict, breach or default in any such case would reasonably be expected to have a Material Adverse Effect.
     4.4 Consents, Approvals and Notifications. The execution, delivery and performance of this Agreement by Seller does not require the Consent of, or filing with or notification of, any Government or any other Person except: (a) as required under any Antitrust Law; (b) for the matters set forth on Schedule 4.4, (c) for the entry of the Sale Order by the Bankruptcy Court; or (d) for such Consents and filings, the failure to obtain or make which would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.
     4.5 Compliance with Law. With respect to the conduct of the Business and the ownership and operation of the Purchased Interests and the Acquired Assets, Seller is not in violation of any Law (other than Environmental Law, as to which the only representations and warranties made by Seller are those contained in Section 4.9), except for violations that would not reasonably be expected to have a Material Adverse Effect. No investigation or review by any Government relating to the conduct of the Business of the ownership or operation of the Purchased Interests or the Acquired Assets is pending or, to the Knowledge of Seller, threatened. Except as set forth on Schedule 4.5 of the Disclosure Schedules and as may result from the filing of the Chapter 11 Case, since January 1, 2005, Seller has not received written notice of any violation of any Law (other than with respect to Environmental Law, as to which the only representations and warranties made by Seller are those contained in Section 4.9) nor is Seller in default with respect to any Order, applicable to the Purchased Interests, the Acquired Assets or the Business or any of its assets, properties or operation of the Power Plant, other than violations and defaults the consequences of which would not reasonably be expected to have a Material Adverse Effect.
     4.6 Litigation. Except as set forth on Schedules 4.6 or 4.9 of the Disclosure Schedules, there are no Claims, suits or proceedings pending or, to the Knowledge of Seller, threatened in writing, before any Government brought by or against Seller that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.
     4.7 Material Contracts
     (a) Schedule 4.7 of the Disclosure Schedules sets forth a complete and correct list of each of the Assigned Contracts that:
     (i) creates a right to lease, use or occupy real estate that is material to the Business; or
     (ii) contemplates or involves the performance of services or sales of products by Seller having a value in excess of $250,000 in the aggregate during the twelve (12) month period ended June 30, 2006 or commitments for such services or sales during the twelve (12) month period following such period, unless any such commitment is terminable by Seller without material penalty on not more than ninety (90) days’ prior notice;
     (iii) relates to the purchase or lease of personal property with any supplier or the furnishing of services to Seller and involves payments in excess of $250,000 in the aggregate during the twelve (12) month period ended June 30, 2006 or commitments for such purchase or lease during the twelve (12) month period following such period;
     (iv) pursuant to which Seller otherwise received (or was or will be entitled to receive) or paid (or was or will be obligated to pay) more than $250,000 in the aggregate during any twelve (12) month period; or
     (v) the consequences of a default under or termination of such Assigned Contract would reasonably be expected to have a Material Adverse Effect ((i)-(v) collectively, the “Material Contracts”).
     (b) Other than as set forth on Schedule 4.7 of the Disclosure Schedules (i) Seller and New LLC have performed all material obligations required to be performed by each of them to date under each Material Contract and neither of them is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder and (ii) neither Seller nor, to Seller’s Knowledge, any other party to any of the Material Contracts has commenced any action against any of the parties to such Material Contracts or given or received any written notice of any material default or violation under any Material Contract that was not withdrawn or dismissed, except only for those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assigned Contracts). To Seller’s Knowledge, each of the Material Contracts is, or will be at the Closing, valid, binding and in full force and effect against Seller and/or New LLC, as applicable, except as otherwise set forth on Schedule 4.7 of the Disclosure Schedules. Correct and complete copies of the Assigned Contracts have been made available to Buyer prior to the date hereof. Except as set forth on Schedule 4.7, to Seller’s Knowledge, as of the date hereof there are no cure amounts owed under any of the Assigned Contracts.
     4.8 Permits. Schedule 4.8 of the Disclosure Schedules sets forth a complete and correct list of all material Permits and all pending applications therefor obtained by Seller in connection with the Business. As of the date of this Agreement, except as set forth on Schedule 4.8 and as would not reasonably be expected to have a Material Adverse Effect, each such Permit is valid and in full force and effect, and is not subject to any pending or, to Seller’s Knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any respect.
     4.9 Environmental Matters. Except as set forth on Schedule 4.9 of the Disclosure Schedules:

     (a) Seller is, and as of the Closing New LLC will be, in compliance with applicable Environmental Laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.
     (b) Since January 1, 2005, Seller has not received a written complaint, Order, directive, Claim, request for information, citation or notice of violation from any Government or any other Person relating to actual or alleged noncompliance with or liability under any Environmental Law, with respect to any release, spill, leak, discharge or emission of any Hazardous Materials to the air, surface water, groundwater or soil of the Real Property.
     (c) There have not been any releases or threatened releases of Hazardous Materials on or in connection with the Real Property or the Power Plant that would be reasonably expected to form the basis of a complaint, Order, directive, Claim, citation or notice of violation from any Government or any other Person (including any third parties) except where such matter could not reasonably be expected to have a Material Adverse Effect.
     (d) Seller has delivered or made available to Buyer true and complete copies and results of all Environmental Reports.
     (e) The representations and warranties contained in this Section 4.9 are the only representations and warranties made by Seller with respect to matters arising under Environmental Laws or relating to Hazardous Materials.
     4.10 Employee Benefits.
     (a) There are no Employee Benefit Plans that Seller maintains or to which Seller contributes.
     (b) Neither Seller, New LLC nor any of their respective ERISA Affiliates has maintained or contributed to any Employee Benefit Plan that is a Multiemployer Plan or is subject to Title IV of ERISA (a “Title IV Plan”) within the past five (5) years. Neither Seller, New LLC nor any of their respective ERISA Affiliates have incurred (i) any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA with respect to any Title IV Plan that has not been satisfied in full or (ii) any liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any Multiemployer Plan.
     (c) None of the Business Employees’ employment is subject to a collective bargaining agreement.
     (d) Schedule 4.10 lists all employees and secondees who are employed or seconded primarily in or with respect to the Business as of the Execution Date (the “Business Employees”) and as to each such Business Employee describes his or her position with the Business in sufficient detail to enable Buyer to comply with the covenant described in Section 9.1 of this Agreement.

     4.11 Real Property.
     (a) Schedule 1.1(a) of the Disclosure Schedules sets forth a complete and correct list of the Owned Real Property and any material Entitled Real Property (and states the ownership percentage of all partially owned real property). As of the Execution Date, Seller has good and marketable title to the Real Property (other than the Additional Real Property and related entitlements, which will be transferred to Seller prior to Closing in accordance with Section 6.10), free and clear of all Liens or other title encumbrances, other than (i) Permitted Liens, and (ii) Liens that shall be released at or prior to the Closing pursuant to the Sale Order. As of the Closing, New LLC will have good and marketable title to the Real Property, free and clear of all Liens or other title encumbrances, other than Permitted Liens. Seller has made available to Buyer, to the extent within Seller’s possession or control, a copy of all certificates of occupancy for the Owned Real Property and a copy of any variance granted with respect to the Owned Real Property pursuant to applicable zoning laws or ordinances, all of which documents are true and complete copies thereof. Seller has made available to Buyer all material existing surveys (including the Existing Survey) or topographical maps for the Real Property, title policies (including the Existing Title Policy), engineering reports and Environmental Reports in Seller’s possession or control.
     (b) Seller has not received written notice of, and to Seller’s Knowledge, there is not any pending, threatened or contemplated action to change the zoning status of the Real Property or eminent domain proceedings which would reasonably be expected to have individually or, in the aggregate a Material Adverse Effect on the use or possession of the Real Property.
     4.12 Personal Property. Seller has good title to all of the owned personal property and assets, tangible or intangible, that are included in the Acquired Assets, free and clear of all Liens, except for (i) Permitted Liens and (ii) Liens that shall be released at or prior to the Closing pursuant to the Sale Order provided, however, that Seller makes no representation or warranty in this Section 4.12 with respect to Real Property, which is specifically addressed in Section 4.11.
     4.13 Regulatory Status. Seller has authorization from the FERC to sell power at market based rates and such authorization is in full force and effect, subject to proceedings of general applicability relating to sellers of power in the geographic location where the Power Plant is located.
     4.14 Taxes. There are no unpaid Taxes of Seller or New LLC that will become a liability of Buyer, except for any prorated Taxes contemplated by Section 3.4 above (it being understood that Buyer is responsible to reimburse Seller for fifty percent (50%) of the REET imposed as a result of the transactions contemplated by this Agreement pursuant to Section 11.1 below).
     4.15 Condition of Acquired Assets. Except as set forth on Schedule 4.15, the Acquired Assets are in good operating condition, in all material respects, subject to normal wear and tear.

     4.16 New LLC. At all times, (i) the sole business of New LLC will be the ownership and operation of the Acquired Assets and activities related thereto, (ii) New LLC will have no assets other than the Acquired Assets and (iii) New LLC will have no liabilities other than the Assumed Liabilities. As of the Closing, New LLC will own and control all of the Acquired Assets free and clear of all Liens, other than Permitted Liens. New LLC will at all times be a disregarded entity for U.S. federal tax purposes under Treasury Regulation Section 301.7701-3.
     4.17 Capitalization. From and after its formation and until the Closing, all of the issued and outstanding membership interests of New LLC shall be held by Seller. There are not now, and will not as of the Closing be, any other units or membership interests or any other securities issued or outstanding for New LLC. Seller will on the Closing Date be the record and beneficial owner and holder of one hundred percent (100%) of the Purchased Interests. Immediately following the Closing, Buyer will own one hundred percent (100%) of the membership interests in New LLC free and clear of all Liens except for Permitted Liens. All of the Purchased Interests shall be duly authorized, validly issued and fully paid and nonassessable. There are not now, and will not as of the Closing be, any options, warrants, purchase rights, preemptive rights, convertible securities or other agreements or commitments, other than this Agreement, relating to the issuance, sale or transfer of the Purchased Interests or any equity securities or other interests in New LLC. None of the Purchased Interests was or will be issued in violation of applicable Laws, it being understood that the approval of the Bankruptcy Court shall be required prior to the issuance thereof.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows, except in all cases as disclosed in the Disclosure Schedules.
     5.1 Corporate Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.
     5.2 Authorization and Validity. Buyer has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been duly authorized by all necessary corporate action by the board of directors of Buyer, no other corporate proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Buyer and constitutes its valid and binding obligation, enforceable against it in accordance with the terms herein, subject to applicable bankruptcy, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.
     5.3 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the operation of the Business by Buyer as it is constituted as of the Closing Date do not and will not violate or conflict with any provision of the Organizational Documents of Buyer and do not and will not violate in any material respect any provision of Law, or any

Order applicable to Buyer, nor will they result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contract to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject.
     5.4 Consents, Approvals and Notifications. The execution, delivery and performance of this Agreement and the operation of the Business by Buyer as it is constituted as of the Closing Date by Buyer do not require the Consent of, or filing with or notification of, any Government or any other Person except: (a) as required under any Antitrust Law; (b) for the matters set forth on Schedule 5.4, (c) for the entry of the Sale Order by the Bankruptcy Court; or (d) for such Consents and filings, the failure to obtain or make which would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
     5.5 Availability of Funds. Buyer has, and on the Closing Date will have, sufficient funds available to finance and consummate the transactions contemplated by this Agreement.
     5.6 Adequate Assurances Regarding Assigned Contracts. Buyer is and will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.
     5.7 Licenses, Permits, etc. Upon receipt of the Consents and approvals set forth on Schedules 4.4 and 5.4, Buyer will have as of the Closing Date, all licenses, permits, franchises and authority, whether from a Government or otherwise, and will have provided any requisite notice to customers necessary to purchase the Purchased Interests and to assume the Assumed Liabilities and to operate the Business as it is constituted as of the Closing Date.
     5.8 Investigation by Buyer. Buyer has conducted its own independent review and analysis of the Acquired Assets and the Assumed Liabilities, of the value of such Acquired Assets and of the business, operations, technology, assets, liabilities, financial condition and prospects of the Business and Buyer acknowledges that Seller has provided Buyer with access to the personnel, properties, premises and records of the Business for this purpose. Buyer has conducted its own independent review of all Orders of, and all motions, pleadings, and other submissions to, the Bankruptcy Court in connection with the Chapter 11 Case to the extent that such Orders, motions, pleadings or submissions can be determined through an electronic search of the record to be related to the Power Plant without unreasonable effort or expense. Buyer acknowledges that the price being paid under this Agreement for the Purchased Interests is the fair value for acquiring the Acquired Assets under the circumstances and that such value, rather than replacement cost, is the appropriate measure of damages if and to the extent Buyer may have any recourse for any failure to deliver the Purchased Interests in accordance with the terms of this Agreement. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and the representations and warranties made by Seller in this Agreement, and Buyer acknowledges that (a) neither Seller nor any of its Related Persons or Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Related Persons or Affiliates, except as and only to the extent expressly set forth in Article 4 (which are subject to the limitations and restrictions contained in this Agreement), and (b) to the fullest extent permitted by Law, neither Seller nor any of its Related Persons or Affiliates shall have any liability or responsibility whatsoever to Buyer or its Related Persons or Affiliates on any basis (including in contract or tort, under securities Laws or otherwise) based upon any information provided or made available, or statements made, to Buyer or Related Persons or Affiliates (or any omissions therefrom), including in respect of the specific representations and warranties of Seller set forth in this Agreement, except, with regard to Seller, as and only to the extent expressly set forth in Article 4 (which are subject to the limitations and restrictions contained in this Agreement). Buyer has no actual knowledge of any condition, event or circumstance that constitutes a breach of any representation, warranty or covenant of Seller in this Agreement.
ARTICLE 6
COVENANTS OF SELLER
     Seller hereby covenants to Buyer as follows:
     6.1 Actions Before Closing. Seller shall use commercially reasonable efforts to perform and satisfy all conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Seller under this Agreement.
     6.2 Conduct of Business Before the Closing Date.
     (a) Without the prior written consent of Buyer or the authorization of the Bankruptcy Court, after notice and a hearing, between the date hereof and the Closing Date, Seller shall not, nor shall Seller permit New LLC to, except as required or expressly permitted pursuant to the terms hereof (i) make any material change in the Acquired Assets, taken as a whole, (ii) increase the salary or wage level, benefits, severance or termination pay of any Business Employee, or change any Business Employee’s job description or position except in the Ordinary Course of Business, (iii) transfer any Business Employee to a location other than the Power Plant, (iv) enter into any agreement or understanding with respect to the Business or the Acquired Assets that would be required to be disclosed under Schedule 4.7 of the Disclosure Schedules, (v) enter into power sales, tolling, fuel supply or other agreement with respect to the Business or the Acquired Assets that would not be required to be disclosed under Schedule 4.7 of the Disclosure Schedules unless such agreement is terminable at any time without penalty or (vi) enter into any material transaction other than an Alternative Transaction, in each case other than in the Ordinary Course of Business. Without limitation of the foregoing, except as may be required by the Bankruptcy Court, from the date hereof until the Closing, Seller shall (A) use commercially reasonable efforts to operate the Power Plant and conduct the Business in substantially the same manner as conducted by Seller in the Ordinary Course of Business, taking into account business exigencies arising as a result of Seller’s financial condition and status as a filer under Chapter 11 of the Bankruptcy Code, and (B) keep all Business Employees current with respect to wage and salary payments.
     (b) Seller shall maintain at the Power Plant the spare parts located at, or in transit to, the Power Plant as of the date of execution of this Agreement, subject to use for the operation of the Power Plant in the Ordinary Course of Business; and Seller shall not use at any other facility owned by Calpine or its Affiliates any of the spare parts located at, or in transit to, the Power Plant.
     (c) Without limiting the generality of Section 6.2(a), prior to the Closing, Seller shall not, and shall not permit New LLC or their respective Affiliates to, without the prior written consent of Buyer: (i) sell, lease or transfer any assets relating to or forming part of the Business or the Acquired Assets (except for the depletion of Inventory (including spare parts Inventory) in the Ordinary Course of Business), (ii) amend, modify, or change in any material respect any Assigned Contract, (iii) fail to maintain in full force and effect insurance policies covering the Acquired Assets, in form and amount consistent with past practice or (iv) permit any Lien (other than a Permitted Lien or a Lien that will be released at or prior to Closing pursuant to the Sale Order) to be placed on the Purchased Interests or the Acquired Assets.
     6.3 Sale Order and Bidding Procedures Order. Seller shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of Orders in the forms of Exhibit B (the "Sale Order”) and Exhibit C (the “Bidding Procedures Order”) attached hereto.
     6.4 Consents and Approvals. Seller shall use commercially reasonable efforts to obtain all necessary material consents, waivers, authorizations and approvals of all Governments, and of all other Persons, required to be obtained by Seller in connection with the execution, delivery and performance by it of this Agreement. Seller shall use commercially reasonable efforts to assist Buyer in obtaining all necessary consents, waivers, authorizations and approvals of all Governments, and of all other Persons, required to be obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement.
     6.5 Access to Properties and Records; Confidentiality. Seller shall afford to Buyer and its Representatives reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 13) to all books and records of Seller relating to the Business if: (w) permitted under Law; (x) such books and records are not subject to confidentiality agreements that would be breached as a result of such disclosure; provided that Seller shall use its commercially reasonable efforts to obtain a waiver of any such confidentiality restrictions in order to permit such disclosure; (y) disclosing such books and records would not adversely affect any attorney client, work product or like privilege; and (z) such books and records do not relate to any confidential proprietary models or other information of Seller or any of its Affiliates pertaining to energy project evaluation, energy or natural gas price curves or projections or other economic or other predictive models. Upon reasonable prior notice, Seller shall also afford Buyer reasonable access, during normal business hours, to the Business, all operations of the Business and to all Acquired Assets throughout the period prior to the Closing Date. The rights of access contained in this Section 6.5 are granted subject to, and on, the following terms and conditions: (A) any such investigation shall not include physical testing or samplings, and shall be exercised in such a manner as not to interfere unreasonably with the operation of the Business; (B) during the period from the date hereof to the Closing Date, all information provided to Buyer or its agents or representatives by or on behalf of Seller or their agents or representatives (whether pursuant to this Section 6.5 or otherwise) shall be governed by and subject to the Confidentiality Agreement, dated as of June 24, 2005, by and among Buyer, Calpine and Seller (the “Confidentiality

Agreement”); (C) such rights of access shall not affect or modify the conditions set forth in Article 12 in any way; and (D) all such rights of access shall be at Buyer’s sole cost, expense and risk; and Buyer shall indemnify Seller for any damages, suits, claims, proceedings, fines, judgments, costs or expenses (including attorneys’ fees and third party incidental, consequential or punitive damages that constitute direct damages of Seller (collectively, "Losses”)) that Seller or any third party may suffer as a result of Buyer’s exercise of its rights under this Section 6.5; and (E) Buyer shall comply with and adhere to all of Seller’s safety policies and procedures.
     6.6 Rejection of Assigned Contracts. Seller shall not reject any Assigned Contracts pursuant to the Chapter 11 Case without the prior written consent of Buyer.
     6.7 Further Assurances. Upon the request and at the sole expense of Buyer at any time after the Closing Date, Seller shall execute and deliver such documents as Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement.
     6.8 Cure Costs and Cure of Non-Monetary Defaults. Notwithstanding anything else to the contrary contained in this Agreement, Seller shall, on or prior to the Closing, cure any and all defaults and pay any and all cure costs payable to (i) the U.S. Department of Energy, Bonneville Power Administration (“BPA”), in respect of Assigned Contracts to which the BPA is a counterparty and (ii) Public Utility District No. 1, Klickitat County, Washington (“KPUD”) in respect of that certain Station Service Power Purchase and Sale Agreement between KPUD and Seller, dated March 28, 2005, as amended (collectively, “Seller’s Cure Costs”), or otherwise reserve sufficient funds necessary to satisfy any such cure obligations in respect of Seller’s Cure Costs, in either such case so that the Assigned Contracts which relate to Seller’s Cure Costs may be assumed by Seller and assigned to New LLC in accordance with the provisions of section 365 of the Bankruptcy Code. In addition, Seller shall, on or prior to the Closing, cure any and all defaults under the Assigned Contracts that cannot be cured through the payment of money and that are required to be cured under the Bankruptcy Code so that such Assigned Contracts may be assumed by Seller and assigned to New LLC in accordance with the provisions of section 365 of the Bankruptcy Code, it being understood that Buyer shall be responsible for the payment of all cure costs (other than Seller’s Cure Costs), as more particularly described in Section 7.4 below. If and to the extent that the cure costs associated with the Assigned Contracts (other than Seller’s Cure Costs) exceed the aggregate amount of such cure costs set forth on Schedule 4.7 (excluding any of Seller’s Cure Costs), Buyer and Seller shall share equally in the payment of such additional costs, with Seller’s portion of such costs being paid through a reduction of the Purchase Price equal to fifty percent (50%) of such excess up to a maximum adjustment of One Hundred and Fifty Thousand Dollars ($150,000).
     6.9 Notices. Seller shall provide Buyer with prompt written notice of Seller’s Knowledge of (i) any material breach of any representation or warranty by Seller or (ii) any other material failure by Seller to comply with the obligations of this Agreement.
     6.10 Additional Real Property. Pursuant to the transactions contemplated by the Transfer and Contribution Agreement, Seller shall cause Calpine to (i) transfer to Seller title to the real property identified on Schedule 1.1(a) as being owned by Calpine as of the Execution Date (the “Additional Real Property”), (ii) transfer to Seller all of Calpine’s rights under the easements, rights of way, real property licenses, and other real property entitlements related to the Additional Real Property (the “Additional Real Property Entitlements”) and (iii) assume and assign to Seller, in accordance with the provisions of section 365 of the Bankruptcy Code, all rights and obligations as lessor under that certain farming lease identified on Schedule 1.1(f) relating to the Additional Real Property (the “Additional Real Property Farming Lease”), such that the Additional Real Property shall be included in the Owned Real Property, the Additional Real Property Entitlements shall be included in the Entitled Real Property and the Additional Real Property Farming Lease shall be included in the Other Contracts, respectively, and thereby included in the Acquired Assets transferred to New LLC pursuant to the Transfer and Contribution Agreement. Prior to the Closing, Seller shall cause the Additional Real Property Survey to be completed and furnished to Buyer, with the cost of such survey being shared equally between Buyer and Seller.
     6.11 Provision of Data; Transfer of Software. Seller agrees to cooperate with such reasonable requests during normal business hours as Buyer may make prior to and following the Closing (which requests shall not interfere in any material respect with the responsibilities of Seller’s employees) so as to assist Buyer with the integration from and after the Closing of the existing operational data, software and systems relating to the Power Plant into Buyer’s software and systems (and in furtherance of the foregoing, at or prior to the Closing Seller agrees to furnish Buyer with an electronic copy (which may be a scanned pdf file) of Seller’s maintenance plan and schedule for the one year period following the Closing). The Parties agree that the software listed on Schedule 1.1(l) shall only be included in the Acquired Assets to the extent that Buyer shall have obtained any necessary licenses or rights to use such software from and after the Closing. Seller agrees to cooperate with such reasonable requests during normal business hours as Buyer may make in order to facilitate Buyer’s acquisition of such licenses or rights.
     6.12 Revocation of Gas Transportation Agency Arrangement. Effective prior to the Closing, Seller shall terminate its designation of Calpine Energy Services, L.P. as agent for the purpose of the Transportation Agreement (Rate Schedule TF-1, Contract No. 127115) identified on Schedule 1.1(e).
ARTICLE 7
COVENANTS OF BUYER
     Buyer hereby covenants to Seller as follows:
     7.1 Actions Before Closing Date. Buyer shall use commercially reasonable efforts to perform and satisfy all conditions to Seller’s obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Buyer under this Agreement.
     7.2 Consents, Approvals and Notifications. Buyer shall use commercially reasonable efforts to obtain all consents and approvals of all Governments, and all other Persons, required to be obtained by Buyer and provide notifications to all Persons required to be notified by Buyer to effect the transactions contemplated by this Agreement. Buyer shall promptly take all actions as are reasonably requested by Seller to assist in obtaining the Bankruptcy Court’s entry of the Sale Order, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s employees and representatives available (upon reasonable advance notice) to testify before the Bankruptcy Court, subject to appropriate protective orders.
     7.3 Adequate Assurances Regarding Assigned Contracts. With respect to each Assigned Contract, Buyer shall use commercially reasonable efforts to provide the Bankruptcy Court, Seller or the applicable counterparty to such Assigned Contract, as the case may be, adequate assurance of the future performance of such Assigned Contract by Buyer to the extent required under Section 365 of the Bankruptcy Code.
     7.4 Cure Costs Other than Seller’s Cure Costs. Buyer shall, on or prior to the Closing, pay any and all cure costs related to the Assigned Contracts (other than Seller’s Cure Costs, which shall be paid by Seller or otherwise reserved for, as set forth in Section 6.8) that are required to be paid under Section 365 of the Bankruptcy Code so that, assuming the performance by Seller of its obligations under Section 6.8, the Assigned Contracts may be assumed by Seller and assigned to New LLC in accordance with the provisions of Section 365 of the Bankruptcy Code.
     7.5 Support Obligations.
     (a) Buyer recognizes that Seller has provided credit support with respect to the Acquired Assets pursuant to certain credit support obligations set forth on Schedule 7.5(a) (the “Support Obligations”). Prior to the Closing, Buyer shall use commercially reasonable efforts to effect the full and unconditional release of Seller from all Support Obligations, in so far as they relate to the Acquired Assets, by:
     (i) furnishing letters of credit containing terms and conditions that are substantially identical to the terms and conditions of existing letters of credit and from lending institutions that are either investment grade institutions or have a credit rating commensurate with or better than that of lending institutions for existing letters of credit;
     (ii) instituting escrow arrangements with terms equal to or more favorable to the counterparty than the terms of existing escrow arrangements;
     (iii) posting surety or performance bonds issued by an investment grade institution having a credit rating at least equal to those of the issuer of existing surety or performance bonds, and which replacement surety or performance bond contains terms and conditions that are substantially identical to the terms and conditions of existing surety or performance bonds; or
     (iv) providing substitute guaranties.
     (b) Buyer and Seller shall use commercially reasonable efforts to cause the beneficiary or beneficiaries of the Support Obligations to terminate and redeliver to Seller, prior to the Closing, each original copy of each guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations as well as to redeliver to Seller any cash collateral in respect of the Support Obligations and, as to any Support Obligations terminated after the Closing, promptly to redeliver such originals or cash to

Seller, and in each case, to take such other actions as may be required to terminate such Support Obligations.
     (c) If Buyer is not successful in obtaining the complete and unconditional release of Seller from the Support Obligations prior to the Closing, then Buyer shall indemnify, defend and hold harmless Seller from and against any and all costs, expenses, reimbursements or performance incurred by Seller and arising after the Closing Date in connection with the Support Obligations. Buyer shall, for so long as any Support Obligation remains outstanding, not effect any amendments or modifications or any other changes to the agreement to which such Support Obligation relates that would reasonably be expected to materially increase such Support Obligation, without Seller’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything in this Agreement to the contrary, prior to Closing, Buyer shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 7.5; provided, that (i) Buyer shall give Seller prior notice before making any such contact, (ii) Seller shall have the right to have one of its representatives present on the telephone line or in person, as applicable, during any such contact or discussion, (iii) Buyer shall only contact and hold discussions with such beneficiaries through representatives of Buyer previously reasonably approved by Seller and (iv) Buyer shall cause such representatives to comply with all reasonable procedures and protocols regarding such contacts and discussions that may be established by Seller.
     (d) Prior to the Release Date, Buyer agrees not to assign, sell, transfer or convey all or any portion of the Acquired Assets in a single transaction or series of related transactions, in each case without the assignment to the transferee of the rights of Buyer under this Agreement and the assumption in writing by the transferee (which assumption shall be enforceable by Seller) of the obligations of Buyer under this Agreement (including the obligations of Buyer pursuant to Section 7.5(c)); provided that, for the avoidance of doubt, neither the dissolution of New LLC (or the merger of New LLC into Buyer) nor the sale, transfer or conveyance of equity interests of Buyer, its parent company or any of their respective Affiliates (whether accomplished by merger, exchange or otherwise) shall be deemed a sale, transfer, conveyance or assignment for purposes of this Section 7.5. Any assignment, sale, transfer or conveyance in contravention of the preceding sentence shall be null and void ab initio. Buyer agrees to provide Seller with a copy of such assignment and assumption agreement prior to execution and prior to the assignment, sale, transfer or conveyance and a copy of the executed assignment and assumption agreement which shall be in the same form with such changes as Seller may reasonably request. Upon such an assignment, sale, transfer or conveyance pursuant to which the transferee assumes all of Buyer’s rights and obligations under this Agreement, Buyer shall have no further rights or obligations under this Agreement (except for obligations relating to breaches by Buyer occurring prior to the date of the assignment, sale, transfer or conveyance). The “Release Date” shall be the date on which Seller has been fully and unconditionally released in respect of all matters arising after the Closing Date in respect of the Support Obligations.

     (e) In furtherance of the foregoing, Seller agrees to use commercially reasonable efforts to amend the letter of credit issued in favor of Northwest Pipeline Corporation and identified on Schedule 7.5(a) prior to Closing so as to clarify that such letter of credit serves as collateral only for that certain Transportation Agreement (Rate Schedule TF-1, Contract No. 127115), by and between Northwest Pipeline Corporation and Seller.
     7.6 Availability of Business Records. After the Closing Date, each of Seller and Buyer shall provide to the other party (after reasonable notice and during normal business hours and without charge) access to all Business Records for periods prior to the Closing and shall preserve such Business Records until the later of (a) six (6) years after the Closing Date or (b) the required retention period for all government contact information, records or documents. Such access shall include access to any computerized information systems that contain data regarding the Purchased Interests or the Acquired Assets. Buyer acknowledges that Seller has the right to retain originals or copies of Business Records for periods prior to the Closing. Prior to destroying any Business Records relating to periods prior to the Closing, each party shall notify the other party thirty (30) days in advance of any such proposed destruction of its intent to destroy such Business Records, provided, however, that failure to provide such notification shall not constitute a basis for any liability or claim for damages. With respect to any litigation and claims that are Excluded Liabilities, Buyer shall render all reasonable assistance that Seller may request in defending such litigation or claim and shall make available to Seller’s personnel most knowledgeable about the matter in question at Seller’s cost. If after the Closing Buyer (or any Affiliate or creditor of Buyer) shall receive any payment or revenue that belongs to Seller pursuant to this Agreement or Seller (or any Affiliate or creditor of Seller) shall receive any payment or revenue that belongs to Buyer pursuant to this Agreement, Buyer or Seller, as applicable shall promptly remit or caused to be remitted the same to the other Party, without set-off or deduction of any kind or nature.
     7.7 Calpine Marks. The Calpine Marks may appear on some of the Acquired Assets, including on signage. Buyer acknowledges and agrees that it does not have and, upon consummation of the transactions contemplated by this Agreement, will not have, any right, title, interest, license or other right to use the Calpine Marks. Buyer will promptly after the Closing Date use its commercially reasonable efforts to remove within ninety (90) days following the Closing Date the Calpine Marks from, or cover or conceal the Calpine Marks on, the Acquired Assets, or otherwise refrain from the use and display of the Acquired Assets on which the Calpine Marks are affixed.
     7.8 Casualty Loss. Notwithstanding any provision hereof to the contrary, if, before the Closing Date, all or any portion of the Acquired Assets is (a) condemned or taken by eminent domain or is the subject of a pending or threatened condemnation or taking which has not been consummated, or (b) materially damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact, and (i) in the case of a condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to Buyer at the Closing and (ii) in the case of a fire or other casualty, Seller shall either restore such damage or assign the insurance proceeds therefrom to Buyer at Closing. Notwithstanding the foregoing, if such condemnation, taking, damage or destruction has or would reasonably be expected to result in a Material Adverse Effect, either Seller or Buyer may terminate this Agreement.

ARTICLE 8
BANKRUPTCY PROCEDURES
     8.1 Bankruptcy Actions.
     (a) As soon as reasonably practicable after execution of this Agreement (but not later than as is necessary to permit twenty (20) days regular notice of a hearing on December 6, 2006), Seller shall file with the Bankruptcy Court motions seeking entry of the Bidding Procedures Order and the Sale Order. Seller shall furnish Buyer with drafts of such motions no later than November 10, 2006 so as to permit Buyer sufficient time to review and comment upon such motions. Seller shall be permitted, but not required, to include in the motion seeking entry of the Sale Order a request for exemption from stamp taxes pursuant to Section 1146(a) of the Bankruptcy Code, it being understood that, if requested, the failure of Seller to obtain such an exemption or Seller’s withdrawal of such request shall not result in the failure of any Seller closing condition set forth herein (it being understood that Seller shall be entitled to withdraw the proposed request for relief under Section 1146(a) of the Bankruptcy Code in its sole and exclusive judgment). Seller shall also include in the Sale Order a request for authorization to pay to the DOR Seller’s Washington state sales and use tax liability related to Seller’s 2001 fiscal year, it being understood, however, that the issuance of the Sale Order with an authorization to pay an amount different than that originally requested by Seller (but acceptable to the DOR) or with an alternative arrangement (for example, requiring a portion of the Purchase Price to be escrowed during the pendency of any dispute between Seller, DOR or any other Person with respect to such tax liability and the satisfaction thereof) shall not result in the failure of any Seller closing condition set forth herein. Seller shall use its reasonable best efforts to obtain the entry of the Bidding Procedures Order and Sale Order as Final Orders on the Bankruptcy Court’s docket. Seller shall file all pleadings with the Bankruptcy Court as are necessary or appropriate to secure entry of the Bidding Procedures Order and the Sale Order, shall serve all creditors and all other parties entitled to notice of such pleadings under applicable provisions of the Bankruptcy Code and Rules, including all parties to the Assigned Contracts and all Governmental Authorities having or asserting jurisdiction over Seller, New LLC, the Purchased Interests or the Acquired Assets and shall diligently pursue the obtaining of such orders. Buyer covenants and agrees that it shall cooperate with Seller in connection with furnishing information or documents to Seller to satisfy the requirements of adequate assurance of future performance under section 365(f)(2)(B) of the Bankruptcy Code.
     (b) In the event an appeal or other proceeding is filed seeking review of the Bidding Procedures Order or the Sale Order, or if a motion to reconsider, vacate, modify, amend or stay either of such Orders is filed, Seller shall immediately notify Buyer of such appeal, other proceeding or motion and shall provide to the Buyer within three (3) Business Days after the Seller’s receipt thereof a copy of the notice of appeal or motion.
     8.2 Bidding Procedures. The bidding procedures (the “Bidding Procedures”) to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Buyer acknowledges that the Bidding Procedures may be supplemented by other customary procedures not inconsistent with the matters otherwise set forth herein and the terms of this Agreement. Seller will use its reasonable best efforts to schedule a sale hearing before the Bankruptcy Court to approve the sale of the Purchased Interests and the Acquired Assets and related transactions contemplated hereby to be held no later than ninety (90) days after the date on which the Bidding Procedures Order is entered.
ARTICLE 9
EMPLOYEE MATTERS
     9.1 Possible Employment Offers. Prior to Closing, Buyer expects to take such actions as may be reasonably necessary to offer employment at the Power Plant to existing qualified employees of Buyer, in a manner consistent with Buyer’s past practices and any labor requirements (including any union agreements) applicable to Buyer and its operations. Following the satisfaction of the foregoing, as determined by Buyer, Buyer expects to consider for and make, prior to the Closing, offers of employment to those Business Employees meeting Buyer’s standard hiring criteria (subject to the occurrence of the Closing and satisfaction of any other conditions imposed by Buyer (including with respect to the satisfaction of any requirements of union agreements applicable to Buyer and its operations)). If and to the extent any Business Employee is offered employment with Buyer, such employment will include welfare and retirement benefits that are consistent with Buyer’s existing plans and practices. Buyer intends to conduct, with Seller’s consent, one or more general employee meetings prior to the Closing to address employment related matters, including: employment opportunities that may be available; transition; compensation practices; health and wellness benefits; retirement plan transitions; and other matters that may be of general concern to prospective employees of Buyer. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed as an employment agreement or contract with any Business Employee, and Buyer shall not be required to offer employment to any of the Business Employees.
     9.2 WARN Act Obligations. Seller agrees to timely perform and discharge, or cause to be timely performed and discharged, all requirements under the WARN Act to the extent applicable and under applicable state and local laws and regulations for the notification of Seller’s or any of Seller’s Affiliates’ employees arising from the sale of the Purchased Interests and the Business.
     9.3 Key Employee Retention Plan. Buyer shall not be responsible for any amounts due and owing or that may arise under the key employee retention plan approved by the Bankruptcy Court. Buyer shall not be responsible for any other compensation due to the Business Employees for services to Seller.
     9.4 Employment Agreements. Seller shall not assign and Buyer shall not assume any employment agreement that is in effect with respect to any Business Employee immediately prior to the Closing.
ARTICLE 10
REGULATORY MATTERS
     Buyer hereby covenants to Seller, and Seller hereby covenants to Buyer, as follows:

     10.1 Regulatory Filings. Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to: (a) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement, which shall include each Party’s reasonable best efforts to obtain any consents required pursuant to Section 203 of the FPA, including filing the Section 203 FERC application within thirty (30) days after the date hereof; (b) file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days after the date hereof; (c) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act; and (d) cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable.
     10.2 Cooperation; Confidentiality Agreement. In connection with the efforts referenced in Section 10.1 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the FPA, the HSR Act, any other Antitrust Law, or any state law, each of the Parties shall use reasonable best efforts to: (a) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other Parties informed in all material respects of any material communication received by such Party from, or given by such Party to, any Government and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (c) permit the other Party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with, or making any filing or other submission with or to any Government, including in connection with any proceeding by a private party. The foregoing obligations in this Section 10.2 shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, and each of the Parties hereto shall coordinate and cooperate fully with the other Parties hereto in exchanging such information and providing such assistance as such other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under Antitrust Law, it being understood, however, that the foregoing shall not require a Party to disclose competitive information of a commercially sensitive nature to the other Party. The Parties will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, Orders or approvals. “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. “Antitrust Approval” means any approval or consent of any Government required under any applicable Antitrust Law or the expiration or termination of any applicable waiting period under any applicable Antitrust Law.
     10.3 Objections or Other Challenges. If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Government or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or if the filing pursuant to Section 10.1 is reasonably likely to be rejected or conditioned by the FERC or a state Government, each of the Parties shall use reasonable best efforts to resolve such objections or challenge as such Government or private party may have to such transactions, including to vacate, lift, reverse or overturn any Order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer shall use its reasonable best efforts to promptly take and diligently pursue any or all of the following actions to the extent necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Government with jurisdiction over the enforcement of any applicable Law, including any Antitrust Law, the FPA and applicable state Law, regarding the legality of Buyer’s acquisition of the Purchased Interests and the Business or any portion thereof, the Acquired Assets or the Assumed Liabilities: (a) using its reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any Law, including any Antitrust Law, the FPA or applicable state Law, by any Government or any other Person of any permanent, temporary or preliminary injunction or other Order that would make consummation of the acquisition of the Purchased Interests, the Business or any portion thereof, the Acquired Assets or the Assumed Liabilities in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation; (b) taking promptly and diligently pursuing, in the event that an injunction or Order of the kind referred to in the foregoing clause (a) of this Section 10.3, any and all steps, including the appeal thereof, the posting of a bond and/or the steps contemplated by this Section 10.3, necessary to vacate, modify or suspend such injunction or Order so as to permit such consummation as promptly as possible; and (c) promptly taking and diligently pursuing all other actions and doing all other things reasonably necessary and proper to avoid or eliminate each and every impediment under any Law, including any Antitrust Law and the FPA, that may be asserted by any Government or any other Person to the consummation of the acquisition of the Purchased Interests, the Business or any portion thereof, the Acquired Assets or the Assumed Liabilities by Buyer in accordance with the terms of this Agreement; provided, however, that in no event shall Buyer be under any obligation to (i) submit to conditions or Orders that would materially and adversely affect Buyer, including any condition or Order requiring Buyer to incur any material expense relating to Buyer’s infrastructure (whether related to the Power Plant or not), or (ii) sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise), particular assets or categories of assets (including, after the Closing, any of the Purchased Interests or the Acquired Assets) or operations (including, after the Closing, the Business or any portion thereof) of Buyer or any of its Affiliates.
ARTICLE 11
TAXES
     11.1 Taxes Related to Purchase of Assets. All state and local sales, use, gross receipts, transfer, business occupation, gains, excise, value-added or other similar Taxes in connection with the sale, transfer, assignment and delivery of the Purchased Interests and Acquired Assets and the assumption of the Assumed Liabilities, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Interests and the Acquired Assets, and that are not exempt under section 1146 of the Bankruptcy Code (collectively, “Transaction Taxes”), shall be paid by Seller on or prior to their due date, provided that Buyer shall reimburse Seller for fifty percent (50%) of the cost of any Washington State real estate excise taxes imposed pursuant to RCW 82.45 in connection with the sale, transfer, assignment and delivery of the Purchased Interests and Acquired Assets and the assumption of the Assumed Liabilities (“REET”). In furtherance of the foregoing, the Parties shall cooperate in good faith to file any REET affidavits required in accordance with RCW 82.45 on or prior to the Closing (and Seller shall pay any applicable REET upon the filing of any such affidavits with Buyer reimbursing Seller for fifty percent (50%) of such amounts at the Closing); provided, that if any such affidavits and Taxes have not been filed and paid, as applicable, prior to the Closing, then, notwithstanding Section 3.3(b), Buyer shall be permitted to retain out of the Purchase Price payment otherwise due at Closing an amount equal to fifty percent (50%) of Buyer’s reasonable, good faith estimate of the amount of any REET payable in connection with the sale, transfer, assignment and delivery of the Purchased Interests and the Acquired Assets and Buyer shall cause such taxes to be paid directly on Seller’s behalf to the appropriate Taxing authority upon filing of the appropriate affidavit(s), it being agreed that (i) if the amount retained by Buyer is not sufficient to pay Seller’s fifty percent (50%) share of such liability, Seller shall promptly remit the deficiency to Buyer, (ii) any excess amount withheld from the Purchase Price pursuant to this Section 11.1 in order to satisfy Seller’s share of such Tax liability shall be promptly returned to Seller upon the payment by Buyer of such Taxes and (iii) fifty percent (50%) of any refund of such Taxes shall be remitted to Seller promptly after receipt by Buyer thereof.
     11.2 Proration of Real and Personal Property Taxes. All real and personal property taxes and assessments on the Purchased Interests and the Acquired Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prorated between Buyer and Seller as of the close of business on the Closing Date based on the best information then available, with (a) Seller being liable for such Taxes attributable to any portion of a Straddle Period ending on the Closing Date and (b) Buyer being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. Due to the fact that real and personal property taxes in Washington may become payable in the tax years subsequent to the year in which such taxes are accrued, Seller acknowledges that Buyer may treat its payment of such taxes after the Closing that relate to such pre-Closing period as additional purchase price payments for the Acquired Assets and may capitalize same for utility ratemaking purposes. Information available after the Closing Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between Buyer and Seller as set forth in the next sentence. All such prorations shall be allocated so that items relating to the portion of a Straddle Period ending on the Closing Date shall be allocated to Seller based upon the number of days in the Straddle Period on and prior to the Closing Date and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to Buyer based upon the number of days in the Straddle Period after the Closing Date; provided, however, that the Parties shall allocate any real property Tax in accordance with Section 164(d) of the Code. The amount of all such prorations that must be paid in order to convey the Purchased Interests and the Acquired Assets to Buyer free and clear of all Liens other than Permitted Liens shall be calculated and paid on the Closing Date; all other prorations shall be calculated and paid as contemplated by Section 3.4.
     11.3 Cooperation on Tax Matters. Seller and Buyer shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other Party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (a) for the preparation by such other Party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one Party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement, including the sale, transfer, assignment and delivery of the Purchased Interests and the Acquired Assets.
     11.4 Retention of Tax Records. After the Closing Date and until the expiration of all statutes of limitation applicable to Seller’s liabilities for Taxes, Buyer shall retain possession of all accounting, business, financial and Tax records and information that (a) relate to the Purchased Interests or the Acquired Assets and are in existence on the Closing Date and (b) come into existence after the Closing Date but relate to the Purchased Interests or Acquired Assets before the Closing Date, and Buyer shall give Seller notice and a reasonable opportunity to retain any such records in the event that Buyer determines to destroy or dispose of them during such period. In addition, from and after the Closing Date, Buyer shall provide to Seller and their Related Persons (after reasonable notice and during normal business hours and without charge to Seller) access to the books, records, documents and other information relating to the Purchased Interests or the Acquired Assets as may be reasonably necessary to (i) properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (ii) administer or complete any cases under chapter 11 of the Bankruptcy Code of or including Seller. Such access shall include access to computer generated data regarding the Purchased Interests or the Acquired Assets to the extent it does not contain confidential or proprietary information of Buyer, including data that is unrelated to the Purchased Interests or the Acquired Assets.
     11.5 Allocation of Purchase Price and Purchase Price Allocation Forms.
     (a) The Purchase Price (and any other relevant items for tax purposes, including certain Assumed Liabilities) shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code. Set forth on Schedule 11.5 hereof is an allocation setting forth the tentative allocation to “real property” (as defined in RCW 82.45) of New LLC (the “Real Property Allocation Schedule”). The REET payable in accordance with Section 11.1 above shall be calculated on a basis substantially consistent with the Real Property Allocation Schedule, subject to the refinement and finalization of the calculation prior to the Closing.
     (b) Within forty-five (45) days after the Execution Date, Seller shall prepare and deliver to Buyer a proposed allocation schedule setting forth Seller’s good faith estimation of the allocation of the Purchase Price (and any other relevant items for tax purposes, including certain Assumed Liabilities) among the Acquired Assets in accordance with Section 1060 of the Code and Treas. Reg. Section 1.1060-1 (the “Preliminary Allocation Schedule”), which Preliminary Allocation Schedule shall be subject to the reasonable approval of Buyer.
     (c) Within sixty (60) days after the Closing, Seller shall prepare and deliver to Buyer a final allocation schedule setting forth Seller’s allocation of the Purchase Price (and any other relevant items for tax purposes, including certain Assumed Liabilities) among the Acquired Assets in accordance with Section 1060 of the Code and Treas. Reg.

Section 1.1060-1 and substantially consistent with the Preliminary Allocation Schedule (the “Final Allocation Schedule”), which Final Allocation Schedule shall be subject to the reasonable approval of Buyer.
     (d) The Parties agree that they will report the federal, state, local and other Tax consequences of the purchase and sale hereunder (including in filings on IRS Form 8594) in a manner consistent with the Final Allocation Schedule and that they will not take any position inconsistent therewith in connection with any Tax Return, refund claim, litigation or otherwise, unless and to the extent required to do so pursuant to applicable law. Seller and Buyer shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation. Notwithstanding any other provision of this Agreement, this Section 11.5 shall survive any termination or expiration of this Agreement.
     (e) If Seller and Buyer are unable to agree upon the Final Allocation Schedule within thirty (30) days after the delivery thereof to Buyer, Seller and Buyer shall refer the matter to a national accounting firm that is independent as to both Buyer and Seller and their respective Affiliates as of the date of selection, as mutually agreed to by Buyer and Seller (the “Independent Accounting Firm”), which shall determine the Final Allocation Schedule (including any valuations). The Independent Accounting Firm shall be instructed to deliver to Seller and Buyer a written determination of the Final Allocation Schedule within thirty (30) days from the date of referral thereof to the Independent Accounting Firm. For purposes of this Section and whenever the Independent Accounting Firm is retained to resolve a dispute between the Parties, the Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as it deems appropriate in the circumstances and with reference to the amounts in issue. The Parties do not intend to impose any particular procedures upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. Except in the case of manifest error, the finding of such Independent Accounting Firm shall be final and binding on the Parties hereto and shall not be subject to the Dispute resolution proceedings set forth in Section 14.3. Seller and Buyer shall share equally the fees and disbursements of the Independent Accounting Firm.
     11.6 Unbilled Transactional Taxes. If a Tax assessment is levied upon any Party by an authorized tax jurisdiction for unbilled transactional Taxes that are the obligation of the other Party under this Agreement, then the non-assessed Party shall reimburse the assessed Party for those taxes including any interest and penalty.
     11.7 Washington Tax Ruling. Neither Seller nor Buyer shall take any action that is intended to, or reasonably might, cause the consummation of the transactions contemplated by this Agreement, including the sale, transfer, assignment and delivery of the Purchased Interests and the Acquired Assets and the subsequent dissolution of New LLC, to fail to be made in the manner described in the request for the Washington Tax Ruling.

ARTICLE 12
CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES
     12.1 Conditions Precedent to Performance by Seller and Buyer. The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (other than the condition relating to entry of the Sale Order contained in Section 12.1(a), the satisfaction of which cannot be waived), on or prior to the Closing Date, of the following conditions:
     (a) Bankruptcy Matters. The Bidding Procedures Order and the Sale Order, substantially in the form attached hereto (which includes a finding of good faith under section 363 of the Bankruptcy Code and which may include non-substantive changes necessary to comply with the Guidelines for the Conduct of Asset Sales adopted by the Bankruptcy Court on September 5, 2006), shall have been entered by the Bankruptcy Court and shall have become Final Orders. On the Closing Date, the Bidding Procedures Order and the Sale Order shall each be in effect, and shall not have been reversed, stayed, modified or amended without the prior written consent of Buyer.
     (b) Antitrust Approvals. The applicable waiting periods for the transactions contemplated under this Agreement under the HSR Act, and any other Antitrust Law shall have expired or terminated.
     (c) Consents, Approvals and Notifications. The Consents, approvals and notifications set forth on Schedules 4.4 and 5.4 of the Disclosure Schedules shall have been obtained or made, as appropriate, and each such Consent, approval and notification shall be in form and substance reasonably satisfactory to the Parties, including without the imposition of any conditions that would reasonably be expected to materially and adversely impact the applicable Party.
     (d) No Violation of Orders. No preliminary or permanent injunction or other Order that declares this Agreement, the Purchase Notice or the Master Escrow Agreement invalid or unenforceable in any respect or that would prevent the consummation of the transactions contemplated hereby or thereby shall be in effect.
     (e) Washington Tax Ruling. The Washington Tax Ruling shall be in full force and effect and shall not have been reversed, stayed, modified or amended.
     12.2 Conditions Precedent to Performance by Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:
     (a) Representations and Warranties of Buyer. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by Buyer on and as of such date (or, if made as of a specific date, at and as of such date), except that those representations and warranties made by Buyer that contain materiality, Material Adverse Effect or other similar qualifiers shall be true and correct in all respects, and Seller shall have received a certificate dated as of the Closing Date and signed by the President or a Vice President of Buyer to that effect.
     (b) Performance of the Obligations of Buyer. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement), and Seller shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Buyer to that effect.
     (c) Assurance of Future Performance. Buyer shall, on or prior to the Closing, have provided all assurances of future performance required to be provided under Section 365 of the Bankruptcy Code so that, assuming the performance by Seller of its obligations under Section 6.8, the Assigned Contracts may be assumed by Seller and assigned to New LLC in accordance with the provisions of Section 365 of the Bankruptcy Code.
     (d) Cure Costs Other than Seller’s Cure Costs. Buyer shall, on or prior to the Closing, have paid any and all cure costs related to the Assigned Contracts (other than Seller’s Cure Costs, which shall be Seller’s responsibility as set forth in Section 6.8) that are required to be paid under Section 365 of the Bankruptcy Code so that, assuming the performance by Seller of its obligations under Section 6.8, the Assigned Contracts may be assumed by Seller and assigned to New LLC in accordance with the provisions of Section 365 of the Bankruptcy Code.
     (e) Buyer’s Deliveries. Buyer shall have delivered, and Seller shall have received, all of the items set forth in Section 3.3 of this Agreement.
     12.3 Conditions Precedent to the Performance by Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:
     (a) Representations and Warranties of Seller. The representations and warranties made by Seller in Article 4 of this Agreement shall be true and correct in all material respects as of the Closing, in each case as though made at and as of such time (or, if made as of a specific date, at and as of such date), except that those representations and warranties made by Seller that contain materiality, Material Adverse Effect or other similar qualifiers shall be true and correct in all respects and Buyer shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Seller to that effect.
     (b) Performance of the Obligations of Seller. Seller shall have performed in all respects all obligations required under this Agreement to be performed by them on or before the Closing Date, except for such failures to perform do not constitute a Material Adverse Effect, and Buyer shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Seller to that effect.

     (c) Seller’s Cure Costs; Cure of Non-Monetary Defaults. Seller shall, on or prior to the Closing, have (i) paid any and all Seller’s Cure Costs in respect of the Assigned Contracts or otherwise have reserved sufficient funds necessary to satisfy any such cure obligations in respect of Seller’s Cure Costs and (ii) cured any and all defaults under the Assigned Contracts that cannot be cured through the payment of money, in each case so that, assuming the performance by Buyer of its obligations under Section 7.4, the Assigned Contracts may be assumed by Seller and assigned to New LLC in accordance with the provisions of section 365 of the Bankruptcy Code.
     (d) Excess Cure Costs Other than Seller’s Cure Costs. The aggregate amount required to be paid by Buyer pursuant to Section 7.4 or otherwise to overcome any objections to the assignment and assumption of the Assigned Contracts, after taking into account any reduction to the Purchase Price contemplated by Section 6.8, shall not exceed the aggregate amount of the cure costs set forth on Schedule 4.7 (not including Seller’s Cure Costs) by greater than One Hundred and Fifty Thousand Dollars ($150,000).
     (e) Assigned Contracts. The Bankruptcy Court shall have entered an Order on the docket (which may be the Sale Order) approving the assumption of the Assigned Contracts by Seller and the assignment of such Assigned Contracts to New LLC, and no Order staying, reversing, modifying or amending such Order shall be in effect on the Closing Date.
     (f) FERC Approvals. Buyer shall have received all authorizations, in form and substance reasonably satisfactory to Buyer, as contemplated by Section 12.1(c), from the FERC under the FPA to acquire, own and operate the Acquired Assets.
     (g) Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.
     (h) Title Commitment. Seller shall have furnished Buyer with a preliminary commitment from the Title Company to issue the Title Policy, which shall be in form and substance reasonably satisfactory to Buyer.
     (i) Additional Real Property. Calpine shall have transferred title to the Additional Real Property to Seller, such that the Additional Real Property shall be included in the Real Property and transferred to New LLC pursuant to the Transfer and Contribution Agreement.
     (j) Additional Real Property Survey. Seller shall have furnished Buyer with the Additional Real Property Survey, which shall be in form and substance reasonably satisfactory to Buyer.
     (k) Termination of Existing Intracompany Service Contracts. Effective no later than the Closing, Seller shall have terminated, in so far as they relate to the Power Plant and without liability to Buyer in any manner, (i) that certain Master Maintenance Services Agreement Base Contract, dated March 23, 2004, between Seller and certain of its Affiliates and Calpine Operating Services Company, Inc., (ii) that certain Master Administrative Services Agreement, dated March 23, 2004, between Seller and certain of its Affiliates and Calpine Administrative Services Company, Inc., (iii) that certain Master Operation and Maintenance Agreement, dated March 23, 2004, between Seller and certain of its Affiliates and Calpine Operating Services Company, Inc., (iv) that certain Master Construction Management Agreement, dated March 23, 2004, among Seller and certain of its Affiliates, Calpine Generating Company and Calpine Construction Management Company, Inc. and (v) that certain Index Based Gas Sale and Power Purchase Agreement, dated March 23, 2004, among Calpine Energy Services, L.P., Calpine Generating Company, LLC and certain of its Affiliates, including Seller (collectively, the “Intracompany Service Contracts”).
ARTICLE 13
TERMINATION AND EFFECT OF TERMINATION
     13.1 Right of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated only as provided in this Article 13. In the case of any such termination, the terminating Party shall give notice to the other Party specifying the provision pursuant to which the Agreement is being terminated.
     13.2 Termination Without Default.
     (a) This Agreement may be terminated at any time before Closing:
     (i) by mutual written consent of Seller and Buyer;
     (ii) by Buyer if the Bidding Procedures Order has not been entered and become a Final Order within sixty (60) days of the Execution Date;
     (iii) by Buyer if a Sale Order has not been entered and become a Final Order within ninety (90) days of the entry of the Bidding Procedures Order;
     (iv) by Buyer, on any date that is more than 270 days after the date hereof (the “Termination Date”), if any condition contained in Section 12.1 has not been satisfied or waived as of such time; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 13.2(a)(iv) if Buyer’s failure to fulfill any of its obligations under this Agreement is the reason that the Closing has not occurred on or before said date; provided, further, however, that if the Closing shall not have occurred on or before the Termination Date due to the failure to obtain the FERC approval under the FPA and (x) FERC has not denied or terminated its review of the Section 203 application, and (y) all other conditions to the respective obligations of the Parties to close hereunder that are capable of being fulfilled by the Termination Date shall have been so fulfilled or waived (other than those conditions that, by their terms, cannot be satisfied until the Closing), then the Termination Date shall be automatically extended for an additional ninety (90) days or such earlier date as FERC denies or terminates its review of the Section 203 application.
     (v) by Seller, on any date that is after the Termination Date, if any condition contained in Section 12.1 has not been satisfied or waived as of such time; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 13.2(a)(v) if Seller’s failure to fulfill any of their obligations under this Agreement is the reason that the Closing has not occurred on or before said date; provided, further, however, that if the Closing shall not have occurred on or before the Termination Date due to the failure to obtain the FERC approval under the FPA and (x) FERC has not denied or terminated its review of the Section 203 application, and (y) all other conditions to the respective obligations of the parties to close hereunder that are capable of being fulfilled by the Termination Date shall have been so fulfilled or waived (other than those conditions that, by their terms, cannot be satisfied until the Closing), then the Termination Date shall be automatically extended for an additional ninety (90) days or such earlier date as FERC denies or terminates its review of the Section 203 application.
     (vi) by either Buyer or Seller, immediately upon an Order becoming final and non-appealable that declares this Agreement, the Purchase Notice or the Master Escrow Agreement invalid or unenforceable in any material respect or that would prevent the consummation of the transactions contemplated hereby or thereby (a “Termination Order”); provided, however, that neither Seller nor Buyer shall have the right to terminate this Agreement pursuant to this Section 13.2(a)(vi) if such Party or any of its Affiliates has sought entry of, or has failed to use all commercially reasonable efforts to oppose entry of, such Termination Order;
     (vii) by Buyer, if there shall be a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement, which would result in a failure of a condition set forth in Sections 12.1 or 12.3 and which breach is not reasonably capable of being cured such that the applicable condition is not capable of being satisfied prior to the Termination Date;
     (viii) by Seller, if there shall be a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, which would result in a failure of a condition set forth in Sections 12.1 or 12.2 and which breach is not reasonably capable of being cured such that the applicable condition is not capable of being satisfied prior to the Termination Date;
     (ix) by Buyer at any time after the Bankruptcy Court approves an Alternative Transaction, unless Buyer is a Back-Up Bidder (as that term is defined in the Bidding Procedures attached to the Bidding Procedures Order), in which case Buyer may terminate this Agreement only in accordance with the Bidding Procedures Order.
     (b) If this Agreement is terminated pursuant to Section 13.2(a), (i) the Deposits, together with any interest accrued thereon less Buyer’s share of any fees and expenses of the Escrow Agent, as set forth in the Purchase Notice, shall be returned to Buyer, (ii) this Agreement shall become null and void and have no effect (other than this Article 13, Article 14 and Article 15, which shall survive termination) and (iii) none of

Seller, Buyer or any of their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement, except for fraud, intentional breach or willful misconduct of either Party.
     13.3 Effect of Failure of Seller’s Conditions to Closing.
     (a) Seller may terminate this Agreement at any time after the Termination Date and before Closing if any condition contained in Section 12.2(a) or Section 12.2(b) has not been satisfied or waived by Seller as of such time; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 13.3 if Seller’s failure to fulfill any of its obligations under this Agreement has been the reason that the Closing has not been consummated on or before such date.
     (b) If this Agreement is terminated pursuant to this Section 13.3, Buyer acknowledges that a monetary remedy may be inadequate or impracticable and that Seller may have been caused irreparable harm and, if Seller so determines, Seller shall have the right, subject to the waiver by Seller or satisfaction of the conditions contained in Section 12.1, to obtain an Order requiring Buyer to specifically perform all of its obligations under this Agreement.
     (c) If Seller determines that a monetary remedy is adequate and practicable, Seller may terminate this Agreement, retain the Deposits (together with any interest accrued thereon), to the extent of any damages Seller may have incurred, and pursue any other remedies available to Seller at Law.
     13.4 Effect of Failure of Buyer’s Conditions to Closing.
     (a) Buyer may terminate this Agreement at any time after the Termination Date and before Closing if any condition contained in Section 12.3 has not been satisfied or waived as of such time; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 13.4 if Buyer’s failure to fulfill any of its obligations under this Agreement has been the reason that the Closing has not been consummated on or before said date.
     (b) If this Agreement is terminated pursuant to this Section 13.4: (i) the Deposits, together with any interest accrued thereon less Buyer’s share of any fees and expenses of the Escrow Agent, as set forth in the Purchase Notice, shall be returned to Buyer, (ii) this Agreement shall become null and void and have no effect (other than this Article 13, Article 14 and Article 15, which shall survive termination) and (iii) except as provided in this Section 13.4, none of Seller, Buyer or any of their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement except for fraud, intentional breach or willful misconduct of Seller.
     (c) If this Agreement is terminated pursuant to this Section 13.4, Seller acknowledges that a monetary remedy may be inadequate or impracticable and that Buyer may have been caused irreparable harm and, if Buyer so determines, Buyer shall have the right, subject to the waiver by Buyer or satisfaction of the conditions contained in Section 12.1, to obtain an Order requiring Seller to specifically perform all of its obligations under this Agreement; provided, however, that it is understood that Seller shall not be obligated to proceed with the Closing absent appropriate authorization from the Bankruptcy Court (whether pursuant to the Sale Order or otherwise) but that, in exercising its remedies hereunder Buyer shall be permitted, among other things, to compel Seller to seek such authorization.
     13.5 Termination on Alternative Transaction.
     (a) This Agreement may be terminated at any time before Closing by either Buyer or Seller, upon Seller’s entering into any Alternative Transaction.
     (b) If this Agreement is terminated pursuant to Section 13.5(a): (i) the Deposits, together with any interest accrued thereon less Buyer’s share of any fees and expenses of the Escrow Agent, as set forth in the Purchase Notice, shall be returned to Buyer, (ii) Seller shall pay Buyer the Break-Up Fee in accordance with Section 13.5(c), (iii) this Agreement shall become null and void and of no effect (except for this Article 13, Article 14 and Article 15 which shall survive termination), and (iv) except as provided in this Section 13.5(b) and 13.5(c), none of Buyer, Seller or their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement.
     (c) Break-Up Fee
     (i) If this Agreement is terminated pursuant to Section 13.5(a) Seller shall pay to Buyer in immediately available funds a fee equal to 2.5% of the Purchase Price (the “Break-Up Fee”), such fee to be paid upon the closing of the Alternative Transaction and from the sales proceeds of such Alternative Transaction.
     (ii) Seller’s obligation to pay the Break-Up Fee pursuant to this Section 13.5(c) shall survive termination of this Agreement and shall constitute an allowed administrative expense of Seller under sections 503(b) and 507(a)(2) of the Bankruptcy Code without further Order of the Bankruptcy Court.
     (iii) The Break-Up Fee, payable under the circumstances provided in Section 13.5(c)(i) shall be the exclusive remedy of Buyer and its Affiliates for any termination of this Agreement pursuant to Section 13.5. In no event shall Seller or any of its respective Affiliates or Related Persons have any liability with respect to Buyer or any other Person hereunder in excess of the applicable Break-Up Fee in the event that this Agreement terminates for any reason permitted by Section 13.5, except for fraud, intentional breach or willful misconduct of Seller, and any claim, right or cause of action by Buyer or any other Person against Seller or their respective Affiliates or Related Persons in excess of the applicable Break-Up Fee is hereby fully waived, released and forever discharged.

ARTICLE 14
MISCELLANEOUS
     14.1 LIMITATION ON DAMAGES. IN NO EVENT SHALL EITHER PARTY OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION AND THE LIKE), WHETHER BY STATUTE, IN TORT OR UNDER CONTRACT, AND ANY SUCH CLAIM, RIGHT OR CAUSE OF ACTION FOR ANY SUCH DAMAGES IS HEREBY FULLY WAIVED, RELEASED AND FOREVER DISCHARGED.
     14.2 Successors and Assigns. Except as otherwise provided in this Agreement and except for an assignment by Buyer to an Affiliate of Buyer (it being understood that any such assignment by Buyer to an Affiliate shall not relieve Buyer of its obligations hereunder), no Party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Parties hereto.
     14.3 Dispute Resolution.
     (a) In the event of any action, dispute or controversy arising out of or relating to this Agreement (each, a “Dispute”), the Parties shall promptly seek to resolve any such Dispute by negotiations between senior executives of the Parties who have the authority to settle the Dispute. When a Party believes there is a Dispute, that Party shall give the other Party written notice of the Dispute. Within fifteen (15) days after receipt of such notice, the other Party shall submit to the first Party a written response. Both the notice and response shall include (i) a statement of each Party’s position and a summary of the evidence and arguments supporting such position; and (ii) the name, title, fax number and telephone number of the executive or executives who shall represent the Party. In the event that the Dispute involves a claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional fifteen (15) days, to investigate the Dispute before submitting a written response. The executives shall meet at a mutually agreeable time and place within seven (7) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. If one of the executives intends to be accompanied at a meeting by an attorney, the other executive shall be given a least five (5) Business Days’ notice of such intention and may also be accompanied by an attorney.
     (b) If the Dispute has not been resolved within thirty (30) days after the date of the response given pursuant to Section 14.3(a), or such additional time, if any, that the Parties mutually agree to in writing, or if any Party receiving a Dispute notice denies the applicability of the provisions of this Section 14.3 or otherwise refuses to participate under the provisions hereof, either Party may pursue such remedies as are available to it at Law or in equity.

     14.4 Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code; provided that, the validity and enforceability of all conveyance documents or instruments executed and delivered pursuant to this Agreement insofar as they affect title to real property shall be governed by and construed in accordance with the Laws of the jurisdiction in which such property is located. For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the Parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Seller is no longer subject to the jurisdiction of the Bankruptcy Court, any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought in the courts of the State of New York sitting in Manhattan or of the United States for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties consents to the non-exclusive jurisdiction of those courts. Each of the Parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.
     14.5 Disclosure Schedule Supplements. From time to time prior to the Closing, Seller shall supplement or amend the Disclosure Schedules to this Agreement with respect to any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The Disclosure Schedules shall be deemed amended by all such supplements and amendments except for purposes of determining whether the conditions set forth in Section 12.3(a) of the Agreement have been satisfied.
     14.6 Warranties Exclusive. The representations and warranties contained herein are the only representations or warranties given by Seller and all other express or implied warranties are disclaimed. Without limiting the foregoing, except as provided in this Agreement, Buyer acknowledges that the Purchased Interests and the Acquired Assets are conveyed “AS IS,” “WHERE IS” and “WITH ALL FAULTS” and that all warranties of merchantability, usage or suitability or fitness for a particular purpose are disclaimed. Without limiting the foregoing, except as provided in this Agreement, Buyer further acknowledges that no material or information provided by or communications made by Seller or its agents will create any representation or warranty of any kind, whether express or implied, with respect to the Purchased Interests or the Acquired Assets and the title thereto, the operation of the Acquired Assets, or the prospects (financial and otherwise), risks and other incidents of the Business, including the actual or rated generating capability of the Power Plant or the ability of Buyer to generate or sell electrical energy.
     14.7 Survival of Representations and Warranties. None of the representations or warranties of Seller set forth in this Agreement or in any certificate delivered pursuant to Section 12.3(a) or Section 12.3(b) shall survive the Closing.
     14.8 No Recourse Against Third Parties. Buyer agrees for itself and for all of its officers, directors, shareholders, Affiliates, attorneys, agents and any other parties making any claim by, through or under the rights of such persons (collectively, the “Buyer Group”) that no member of Buyer Group shall have any rights against any officer, director, shareholder, Affiliate (including Calpine), attorney or agent of Seller (each, individually, a “Non-Recourse Person”) for any Losses that any member of Buyer Group may suffer in connection with this Agreement, except to the extent arising out of fraud, intentional breach or willful misconduct. Buyer and all members of Buyer Group hereby waive any rights, recourse or remedy against Seller under any Environmental Laws, including any arising under the Comprehensive Environmental Response, Compensation and Liability Act, any analogous state law, or the common law, with respect to any environmental matter relating to the Acquired Assets, the Power Plant or the Business. If any member of Buyer Group makes a claim against any person or entity that is not a Non-Recourse Person (a “Third Person”) that in any way gives rise to a claim by such Third Person against any Non-Recourse Person asserting that such Non-Recourse Person is or may be liable to such Third Person with respect to any Losses arising in connection with this Agreement (whether by way of indemnification, contribution, or otherwise on any theory whatever) (a “Claim Over”), such member of Buyer Group shall reduce or credit against any judgment or settlement such member of Buyer Group may obtain against such Third Person the full amount of any judgment or settlement such Third Person may obtain against the Non-Recourse Person on such Claim Over, and shall, as part of any settlement with such Third Person, obtain from such Third Person for the benefit of such Non-Recourse Person a satisfaction in full of such Third Person’s Claim Over against the Non-Recourse Person.
     14.9 Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and there is to be no construction against either Party based on any presumption of that Party’s involvement in the drafting thereof.
     14.10 Expenses. Except as otherwise provided herein, each of the Parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. Buyer and Seller shall share equally the cost of all surveys and title reports obtained in connection with this Agreement and the transactions contemplated hereby. Transaction Taxes shall be the responsibility of Seller in accordance with Section 11.1 (except to the extent Buyer is responsible to reimburse Seller for fifty percent (50%) of the REET imposed as a result of the transactions contemplated by this Agreement pursuant to Section 11.1). The Parties shall share equally the cost of the Title Policy and all filing fees required to be paid in connection with any filings made or notices given pursuant to any Antitrust Law.
     14.11 Broker’s and Finder’s Fees. Each of the Parties represents and warrants that it has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement in a manner so as to give rise to any claims against the other Party for any brokerage commission, finder’s fees or other similar payout.
     14.12 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.
     14.13 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the Party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service or (d) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:
If to Seller:
c/o Calpine Corporation
50 West San Fernando Street
San Jose, California 95113
Attention: General Counsel
Facsimile: (408) 794-2434
Copy to:
Kirkland & Ellis LLP
153 E. 53rd Street
Citicorp Center
New York, NY 10022-4611
Attention: Adam D. Phillips
Facsimile: (212) 446-4900
Kirkland & Ellis LLP
777 South Figueroa Street
Los Angeles, CA 90017
Attention: Bennett Spiegel
Facsimile: (213) 680-8500
If to Buyer:
c/o Puget Sound Energy, Inc.
10885 NE 4th Street (98004-5591)
P.O. Box 97034
Bellevue, WA 98009-9734
Facsimile No: (425) 462-3300
Attention: Senior Vice President Energy Resources

with a copy to:
Puget Sound Energy, Inc.
10885 NE 4th Street (98004-5591)
P.O. Box 97034
Bellevue, WA 98009-9734
Facsimile No: (425) 462-3300
Attention: General Counsel
Any Party may change its address for the purpose of this Section 14.13 by giving the other Party written notice of its new address in the manner set forth above.
     14.14 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or in the case of a waiver, by the Party waiving compliance. Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
     14.15 Schedules. Seller may, at its option, include in the Disclosure Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material or would cause a Material Adverse Effect, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.
     14.16 Public Announcements. At all times prior to or in connection with the Closing, no Party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed), unless a press release or public announcement is required by Law or Order of the Bankruptcy Court. If any such press release or announcement or other disclosure is required by Law or Order of the Bankruptcy Court, the disclosing Party may make such press release, announcement or other disclosure and shall promptly furnish the other Party with a copy thereof. The Parties acknowledge that Seller shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order and Bidding Procedures Order.
     14.17 Entire Agreement. This Agreement, the Master Escrow Agreement (in so far as it applies to the transactions contemplated by this Agreement, as set forth in the Purchase Notice), the Purchase Notice and the Confidentiality Agreement contain the entire understanding among the Parties hereto (including, for this purpose, Calpine with respect to the Purchase Notice and the Master Escrow Agreement) with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

     14.18 Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller and Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to Seller or Buyer. No provision of this Agreement shall give any third Persons any right of subrogation or action over or against Seller or Buyer.
     14.19 Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     14.20 Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement as a whole and not to any other particular Article, Section or other subdivision, (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (v) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive, and (vi) “or” is not exclusive.
     14.21 Currency. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.
     14.22 Time of Essence. Time is of the essence of this Agreement.
     14.23 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.
ARTICLE 15
DEFINITIONS
     15.1 Certain Terms Defined. As used in this Agreement, the following terms shall have the following meanings:
     “Additional Real Property Survey” means that certain ALTA/ASCM survey to be completed by Taylor Engineering, Inc. prior to the Closing, covering all of the Additional Real Property.
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, through the ownership of voting securities, by contract, as trustee, executor or otherwise.
     “Alternative Transaction” means a transaction involving a sale of all or substantially all of the Purchased Interests, the Business or the Acquired Assets by Seller to a purchaser or purchasers other than Buyer, following an Auction in which Buyer is the stalking horse bidder, or, the filing by Seller with the Bankruptcy Court of a plan of reorganization or liquidation that does not contemplate the sale of the Purchased Interests by Seller to Buyer in accordance with the terms of this Agreement.

     “Assignment Agreement” means the agreement substantially in the form of Exhibit A hereto.
     “Auction” means the auction conducted by Seller pursuant to the Bidding Procedures Order.
     “Bankruptcy Code” means Title 11 of the United States Code.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or such other court having jurisdiction over the Chapter 11 Case originally administered in the United States Bankruptcy Court of the Southern District of New York.
     “Business” means the business of generating and selling electric power, capacity and ancillary services from the Power Plant, as managed and operated by Seller on the date hereof, to Seller’s customers and any business activities of Seller incidental to the foregoing.
     “Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by Law or other Governmental action to close.
     “Business Records” means all books, files and records (whether existing in paper or electronic format) to the extent they apply primarily to the Purchased Interests, the Acquired Assets or the Business, including customer lists, historical customer files, reports, plans, data, accounting and tax records, test results, product specifications, drawings, diagrams, construction plans and records, training manuals, engineering data, safety and Environmental Reports and documents, maintenance schedules, operating and production records, inventory records, business plans, and marketing and all other studies, documents and records but excluding any Retained Books and Records.
     “Chapter 11 Case” means, collectively, the cases commenced and to be commenced by Seller under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.
     “Clayton Act” means Title 15 of the United States Code §§ 12-27 and Title 29 of the United States Code §§ 52-53, as amended.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consent” means any consent, approval, authorization, qualification, waiver or notification of a Government.
     “Contract” means any written or oral contract, agreement, license, sublicense, lease, sublease, mortgage, instruments, guaranties, commitment, undertaking or other similar arrangement, whether express or implied.
     “DOR” means the Department of Revenue of the State of Washington.
     “Emission Allowances” means authorizations to emit specified units of sulfur dioxide (SO2) pursuant to Title IV of the U.S. Clean Air Act and nitrogen oxides (NOx) pursuant to the

22 State SIP Call in amounts equal to the respective SO2 and NOx accounts for the Power Plant as of May 1, 2006.
     “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.
     “Environmental Laws” means all Laws for protection of the environment.
     “Environmental Reports” means any environmental sampling or report performed specifically to test compliance with any Environmental Laws and any and all Phase I or II environmental assessments, in each case which Seller has received from an un-Affiliated third party within the last three (3) years with respect to the Power Plant or the Owned Real Property; provided that Environmental Reports shall not include any safety, health and environmental audit reports, or internal investigation reports, prepared under the direction of Seller’s legal department and privileged under the attorney-client privilege, attorney work-product privilege, or state or federal environmental self-auditing privilege or policy.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity treated as a single employer with Seller pursuant to Section 414 of the Code.
     “Escrow Agent” means Union Bank of California, N.A., the escrow agent under the Master Escrow Agreement.
     “Existing Survey” means that certain ALTA/ASCM survey by Taylor Engineering, Inc., initially date October 14, 2003 and revised as of March 2, 2004, provided by Seller to Buyer and covering all of the Owned Real Property.
     “Existing Title Policy” means that certain policy of title insurance issued by First American Title Insurance Company and dated April 24, 2001, provided by Seller to Buyer and covering all of the Owned Real Property other than that portion identified on Schedule 1.1(a) as being owned by Calpine as of the Execution Date.
     “FERC” means the Federal Energy Regulatory Commission, or any successor agency thereto.
     “Final Order” means any Order of a Government, the Bankruptcy Court or other court of competent jurisdiction after all opportunities for rehearing, reargument, petition for certiorari and appeal are exhausted or expired and any requests for rehearing have been denied, and that has not been revised, stayed, enjoined, set aside, annulled, reversed, remanded, modified or suspended, with respect to which any required waiting period has expired, and to which all conditions to effectiveness prescribed therein or otherwise by law or Order have been satisfied; provided, however, that no Order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such Order. In the case of the Sale Order, a Final Order shall also consist of an Order as to which an appeal, notice of appeal or motion for rehearing or new trial has been filed but as to which Buyer, in its sole and absolute discretion, elects to proceed with Closing.
     “FPA” means the Federal Power Act (16 U.S.C. § 791a et seq.), as amended, and the rules and regulations thereunder.
     “Government” means any agency, division, subdivision, audit group, procuring office or governmental or regulatory authority in any event or any adjudicatory body thereof, of the United States, any state thereof or any foreign government.
     “Hazardous Materials” means and includes any hazardous or toxic substance or waste or any contaminant or pollutant regulated under Environmental Laws, including “hazardous substances” as currently defined by the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, “hazardous wastes” as currently defined by the Resource Conservation and Recovery Act, as amended, natural gas petroleum products or byproducts and crude oil.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §§ 15c-15h, 18a), as amended.
     “Improvements” means the buildings, improvements and structures now existing on the Real Property, but only to the extent such buildings, improvements and structures constitute fixtures under applicable law.
     “Knowledge of Seller,” “Seller’s Knowledge” or any other similar term or knowledge qualification means the present actual knowledge of Rick Thomas, Gevan Reeves, Bevin Hong, Rich Downen, Gerald Klug, Wayne Milke and Bob McCaffrey.
     “Lien” means any mortgage, pledge, charge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.
     “Master Escrow Agreement” means the Amended and Restated Master Escrow Agreement by and between Calpine and Union Bank of California, N.A., dated as of October 27, 2006, as amended.
     “Material Adverse Effect” means a state of facts, event, change or effect that results, or would reasonably be expected to result, in a material adverse effect on the combined operations of the Business but excluding any state of facts, event, change or effect caused by events, changes or developments relating to: (i) changes of Laws generally, including those governing national, regional, state or local electric transmission or distribution systems, (ii) strikes, work stoppages or other labor disturbances, (iii) increases in costs of commodities or supplies, including fuel, (iv) effects of weather or meteorological events other than such events that cause material physical damage to the Power Plant or the transmission service to the plant, (v) changes or conditions affecting the industries of which the Business is a part generally (including any change or condition (x) generally affecting the international, national or regional or local electric generating, transmission or distribution industry, (y) generally affecting the international, national, regional or local wholesale or retail markets for electric power or (z) resulting from changes in the international, national, regional or local fuel markets for the type of fuel used at the Power Plant); (vii) changes in economic, regulatory or political conditions generally; (viii) changes resulting from any motion, application, pleading or Order filed under or in connection with, the Chapter 11 Case or Seller’s status as a debtor in possession or any motion, application, pleading or Order filed by any Government applicable to providers of generation, transmission or distribution of electricity generally; or (ix) any act(s) of war or of terrorism other than such events or occurrences that cause material physical damage to the Power Plant or transmission service to the plant.
     “Multiemployer Plan” has the meaning set forth in ERISA §3(37).
     “Ordinary Course of Business” means, with respect to the operation by Seller of the Power Plant, the operation thereof consistent with prior practices with respect to the operation thereof and prudent health, safety and environmental practices, and taking into account the status and quality of the Power Plant.
     “Permitted Liens” means: (i) all Liens set forth on Schedule 15.1 of the Disclosure Schedules; (ii) Liens for Taxes, assessments and Government or other similar charges that are not yet due and payable or that, although due and payable, are being contested by appropriate proceedings in good faith (excluding the Washington State sales and use tax liability related to Seller’s 2001 fiscal year) and do not exceed $100,000 in the aggregate; (iii) mechanics’, materialmen’s, warehouseman’s and similar Liens that secure Assumed Liabilities; (iv) such covenants, conditions, restrictions, easements, encroachments or encumbrances, or any other state of facts, that do not materially interfere with the present occupancy of the Real Property or the use of such Real Property as it has been used by Seller in the Business prior to the Closing Date; (v) zoning, building codes and other land use laws regulating the use of occupancy of Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over Owned Real Property and do not materially interfere with the present occupancy of the Real Property or the use of such Real Property as it has been used by Seller in the Business prior to the Closing Date; (vi) restrictions and regulations imposed by any Government authority or any local, state, regional, national or international reliability council, or any independent system operator or regional transmission organization with jurisdiction over Seller or the Power Plant in each case of general applicability to similarly situated facilities and that do not materially interfere with the present occupancy of the Real Property or the use of such Real Property as it has been used by Seller in the Business prior to the Closing Date; and (vii) exceptions and related matters set forth in the Title Policy.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.
     “Power Plant” means the approximately 245 MW (nominal) gas-fired combined cycle electric generating facility known as the Goldendale Energy Center and located in Klickitat County, Washington, including all equipment, electrical transformers, pipeline and electrical interconnection facilities (including water discharge facilities and water injection facilities) related thereto.
     “Purchase Notice” means Exhibit A of the Master Escrow Agreement, as executed and delivered by Buyer and Seller.

     “Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers, Affiliates or representatives of any such Person.
     “Representatives” of a Person means, collectively, such Person’s Affiliates and its and their respective directors, officers, partners, members, employees, representatives, agents, advisors (including accountants, legal counsel, environmental consultants and financial advisors), parent entities and other controlling Persons.
     “Retained Books and Records” means (i) all corporate seals, minute books, charter documents, corporate stock record books, original tax and financial records and such other files, books and records to the extent they relate to any of the Excluded Assets or Excluded Liabilities or the organization, existence, capitalization or debt financing of Seller or of any Affiliate of Seller, (ii) all books, files and records that would otherwise constitute a Business Record but for the fact that disclosure of books, files or records could (w) violate any legal constraints or obligations regarding the confidentiality thereof, provided that Seller shall use its commercially reasonable efforts to obtain a waiver of any such confidentiality restrictions in order to permit such disclosure (x) waive any attorney client, work product or like privilege, (y) disclose information about Seller or any of its Affiliates that is unrelated to the Power Plant or the Business or (z) disclose information about Seller or any of its Affiliates pertaining to energy or project evaluation, energy or natural gas price curves or projections or other economic predictive models or (iii) all books and records prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating in any way to the Purchased Interests, the Acquired Assets and the Assumed Liabilities.
     “Rule” or “Rules” means the Federal Rules of Bankruptcy Procedure.
     “Sherman Act” means title 15 of the United States Code §§ 1-7, as amended.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

     “Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).
     “Taxes” means any and all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, which taxes shall include all income taxes, Transaction Taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date.
     “Title Commitment” means a commitment for the issuance of an ALTA Owner’s Title Insurance Policy or other form of policy reasonably acceptable to Buyer and meeting the requirements of the Title Policy, together with a copy of all documents referenced therein.
     “Title Company” means a title company reasonably acceptable to Buyer.
     “Title Policy” means an extended coverage title insurance policy from the Title Company (which may be in the form of a mark-up of the Title Commitment or of a pro forma of the Title Policy) in accordance with the Title Commitment, insuring Buyer’s fee simple title to the Owned Real Property (including all recorded appurtenant easements, insured as separate legal parcels) as of the Closing Date in an amount equal to the Purchase Price, with gap coverage from Closing through the date of recording and with exceptions limited to the Schedule B ALTA “General Exceptions” and Permitted Liens, which policy shall include such other endorsements as Buyer may reasonably request and shall otherwise be reasonably acceptable to Buyer.
     “WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.
     “Washington Tax Ruling” means that certain tax ruling in respect of the tax treatment of the transactions contemplated hereby issued by the DOR on dated October 18, 2006.
     15.2 All Terms Cross-Referenced. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts Payable	1.4
Accounts Receivable	1.2(b)
Acquired Assets	1.1
Additional Deposit	2.2
Additional Real Property	6.10
Additional Real Property Entitlements	6.10
Additional Real Property Farming Lease	6.10
Additional Real Property Survey	15.1
Adjustment Date	11.2
Affiliate	15.1
Agreement	Preamble
Alternative Transaction	15.1
Antitrust Approval	10.2
Antitrust Law	10.2
Assigned Contracts	1.1(f)
Assignment Agreement	15.1
Assumed Liabilities	1.3
Auction	15.1
Bankruptcy Code	15.1
Bankruptcy Court	15.1
Bidding Procedures	8.2
Bidding Procedures Order	6.3
BPA	6.8
Break-Up Fee	13.5(c)(i)
Business	15.1
Business Day	15.1
Business Employees	4.10(d)
Business Records	15.1
Buyer	Preamble
Buyer Group	14.8
Calpine	Recitals

Term	Section
Calpine Marks	1.2(m)
Chapter 11 Case	15.1
Claim Over	14.8
Claims	1.2(j)
Clayton Act	15.1
Closing	3.1
Closing Date	3.1
Code	15.1
Confidentiality Agreement	6.5
Consent	15.1
Contract	15.1
Customer Contracts	1.1(d)
Deposits	2.2
Disclosure Schedules	1.1(a)
Dispute	14.3(a)
Emission Allowances	15.1
Employee Benefit Plan	15.1
Entitled Real Property	1.1(c)
Environmental Laws	15.1
Environmental Reports	15.1
Equipment	1.1(c)
ERISA	15.1
ERISA Affiliate	15.1
Escrow Agent	15.1
Excluded Assets	1.2
Excluded Liabilities	1.4
Execution Date	Preamble
Existing Survey	15.1
Existing Title Policy	15.1
FERC	15.1
Final Allocation Schedule	11.5(c)
Final Order	15.1
FPA	15.1

Term	Section
Government	15.1
Hazardous Materials	15.1
HSR Act	15.1
Improvements	15.1
Independent Accounting Firm	11.5
Initial Deposit	2.2
Intangible Property	1.1(l)
Intracompany Service Contracts	12.3(k)
Inventory	1.1(g)
Knowledge of Seller	15.1
KPUD	6.8
Law	4.3
Lien	15.1
Losses	6.5
Master Escrow Agreement	15.1
Material Adverse Effect	15.1
Material Contracts	4.7(a)(v)
Multiemployer Plan	15.1
Non-Recourse Person	14.8
Order	4.3
Ordinary Course of Business	15.1
Organizational Documents	4.3
Other Contracts	1.1(f)
Owned Real Property	1.1(a)
Party or Parties	Preamble
Permits	1.1(i)
Permitted Liens	15.1
Person	15.1
Power Plant	15.1
Preliminary Allocation Schedule	11.5(b)
Purchase Notice	15.1
Purchase Price	2.1
Purchased Interests	1.1

Term	Section
Real Property	1.1(b)
Real Property Allocation Schedule	11.5(a)
REET	11.1
Related Person	15.1
Release Date	7.5(d)
Representatives	15.1
Retained Books and Records	15.1
Rule	15.1
Rules	15.1
Sale Order	6.3
Seller	Preamble
Seller’s Account	3.3(a)
Seller’s Cure Costs	6.8
Seller’s Knowledge	15.1
Sherman Act	15.1
Straddle Period	11.2
Subsidiary	15.1
Supplier Contracts	1.1(e)
Support Obligations	7.5(a)
Tax Return	15.1
Taxes	15.1
Termination Date	13.2(a)(iv)
Termination Order	13.2(a)(vi)
Third Person	14.8
Title Commitment	15.1
Title Company	15.1
Title IV Plan	4.10(b)
Title Policy	15.1
Transaction Taxes	11.1
Transfer and Contribution Agreement	1.1
WARN Act	15.1
Washington Tax Ruling	15.1

(Signatures are on the following page.)

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GOLDENDALE ENERGY CENTER, LLC
By:	/s/ Richard L. Thomas
	Name:	Richard L. Thomas
Its: Authorized Signatory

PUGET SOUND ENERGY, INC.
By:	/s/ Eric M. Markell
	Name:	Eric M. Markell
Its: Senior Vice President, Energy Resources
Membership Interests Purchase Agreement — Signature Page